SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.__)


FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

================================================================================

Check  the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to SS240.14a-11  (c) or SS240.14a-12
[ ]  Confidential,  for Use of the Commission Only (as permitted by Rule 14a-6
(e)(2))

                            THERMO CARDIOSYSTEMS INC.
                (Name of Registrant as Specified In Its Charter)



    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6 (i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies: Common Stock

    2)  Aggregate number of securities to which transaction applies: 3,355,705

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee of $18,079.00 represents 1/50 of 1% of $90,394,304, which amount is the value of the securities to be issued by the registrant as consideration in the transaction (as calculated by multiplying the average of the high and low prices of the registrant's common stock on September 29, 1997 by the number of shares to be issued --- $26 15/16 X 3,355,705 = $90,394,304).

    4)  Proposed maximum aggregate value of transaction: $90,394,304

    5)  Total fee paid: $18,079.00

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


1)    Amount Previously Paid:

2)    Form, Schedule or Registration Statement No.:

3)    Filing Party:

4)    Date Filed:

================================================================================

TCI
THERMO CARDIOSYSTEMS INC.
470 Wildwood Street
P.O. Box 2697
Woburn, Massachusetts 01888-2697

                                                           October   , 1997

Dear Stockholder:

    The enclosed Notice calls a Special Meeting of the Stockholders of Thermo Cardiosystems Inc. I respectfully request all Stockholders to attend this meeting, if possible.

    Enclosed with this letter is a proxy authorizing three officers of the Company to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

    I would appreciate your immediate attention to the mailing of this proxy.

                                         Yours very truly,




                                         VICTOR L. POIRIER
                                         President and Chief Executive Officer

TCI
THERMO CARDIOSYSTEMS INC.
470 Wildwood Street
P.O. Box 2697
Woburn, Massachusetts 01888-2697


                            NOTICE OF SPECIAL MEETING

                                                           October   , 1997

To the Holders of the Common Stock of
  THERMO CARDIOSYSTEMS INC.

    A Special Meeting of the Stockholders (the "Meeting") of Thermo Cardiosystems Inc. (the "Company") will be held on __________ , November ______ , 1997, at 10 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02254. The purpose of the Meeting is to consider and vote upon a proposal to approve the listing on the American Stock Exchange, Inc. of 3,355,705 shares of the Company's common stock to be issued in connection with the acquisition of International Technidyne Corporation from Thermo Electron Corporation pursuant to an Agreement and Plan of Reorganization dated as of May 2, 1997.

    The transfer books of the Company will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the Meeting is October _________, 1997.

    The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

    This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the Board of Directors.



                                         SANDRA L. LAMBERT
                                         Clerk

                                PROXY STATEMENT

    The enclosed proxy is solicited by the Board of Directors of Thermo Cardiosystems Inc. (the "Company") for use at a Special Meeting of the Stockholders (the "Meeting") to be held on , November , 1997, at 10 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02254, and any adjournment thereof. The mailing address of the executive office of the Company is 470 Wildwood Street, P.O. Box 2697, Woburn, Massachusetts 01888-2697, and its telephone number is (617) 932-8668. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Company on or about October , 1997.

                                VOTING PROCEDURES

    The Board of Directors intends to present to the Meeting a proposal to approve the listing on the American Stock Exchange, Inc. of 3,355,705 shares of the Company's common stock, $.10 par value per share ("Common Stock"), to be issued in connection with the acquisition of International Technidyne Corporation from Thermo Electron Corporation ("Thermo Electron") pursuant to an Agreement and Plan of Reorganization dated as of May 2, 1997.

    The representation in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted. Proxies are being solicited by the Company.

    Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management proposal and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

    The affirmative vote of a majority of the shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval of the management proposal. An instruction to abstain from voting on the proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.

    A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Clerk of the Company received prior to the Meeting, by executing and returning a later dated proxy or by voting by ballot at the Meeting. Representatives of Arthur Andersen LLP, the Company's independent public accountants since its inception, are not expected to be present at the Meeting.

    The outstanding stock of the Company entitled to vote (excluding shares held in treasury by the Company) as of October __, 1997 consisted of _______ shares of Common Stock. Only Stockholders of record at the close of business on October __, 1997 are entitled to vote at the Meeting. Each share is entitled to one vote.



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




        PROPOSAL TO APPROVE THE LISTING OF SHARES ISSUABLE IN CONNECTION
          WITH THE ACQUISITION OF INTERNATIONAL TECHNIDYNE CORPORATION

SUMMARY OF TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT

    On May 2, 1997, the Company agreed to acquire International Technidyne Corporation ("ITC") from Thermo Electron Corporation ("Thermo Electron") in exchange for the right to receive 3,355,705 shares of the Company's Common Stock. The acquisition, which became legally effective on May 23, 1997, was made pursuant to an Agreement and Plan of Reorganization dated as of May 2, 1997 (the "Merger Agreement"), among the Company; ITC Acquisition Inc., a wholly owned subsidiary of the Company ("Acquisition"); Thermo Electron; ITC Holdings Inc., a wholly owned subsidiary of Thermo Electron that owned ITC ("Holdings"); and ITC. Under the terms of the Merger Agreement, (i) Acquisition merged with and into ITC, (ii) outstanding shares of ITC's common stock were canceled and converted into the right to receive 3,355,705 shares of the Company's Common Stock (the
"Shares"), (iii) each outstanding share of Acquisition's common stock was canceled and converted into one share of the common stock of ITC, and (iv) ITC became a wholly owned subsidiary of the Company.

    Approval of the Merger by the Stockholders of the Company is not required by the Business Corporation Law of the Commonwealth of Massachusetts or by the Company's Articles of Organization or By-Laws, as amended. However, rules of the American Stock Exchange, Inc. (the "AMEX"), on which the Company's Common Stock is listed for trading, require that the holders of a majority of the Company's outstanding shares present and voting at a shareholders' meeting approve the listing of the Shares prior to their issuance. Thermo Electron and Thermedics Inc., a majority-owned subsidiary of Thermo Electron ("Thermedics"), have agreed to vote all of the shares of the Company's Common Stock held by them as of the record date of the Meeting (the "Record Date") in favor of the listing of the Shares and all matters related thereto. As of the Record Date, and without giving effect to the issuance of the Shares pursuant to the Merger Agreement, Thermo Electron and Thermedics owned an aggregate of approximately ___% of the outstanding Common Stock of the Company. After giving effect to the issuance of the Shares pursuant to the Merger Agreement, Thermo Electron and Thermedics would have owned, in the aggregate, approximately ___% of such Common Stock outstanding on the Record Date.

BACKGROUND OF THE MERGER AGREEMENT

    The Company was incorporated in 1988 as a wholly owned subsidiary of Thermedics to continue Thermedics' business of conducting research and development relating to implantable heart-assist systems. This business was begun by Thermo Electron in 1966 and had been transferred to Thermedics upon its formation in 1983. In 1994, the Company announced that the United States Food and Drug Administration (the "FDA") had granted approval for the commercial sale of the Company's air-driven left-ventricular assist system ("LVAS") for use as a bridge to transplant. The electric version of the LVAS is currently being used in the U.S. in clinical trials for patients awaiting heart transplants. In Europe, the electric LVAS is being used as both a bridge to transplant and as an alternative to medical therapy.

    As the Company evolves from a research and development company to a mature, sales-oriented company, the Company believes that it is necessary to expand its medical device business beyond the LVAS. The Company believes that competition in the heart-assist device area is likely to increase in the future, and that the Company's competitive position will be enhanced with a portfolio of cardiovascular and hemostasis products. Accordingly, the Company has determined that it will seek to acquire one or more operating companies with product portfolios that are complementary to the LVAS and that are related to its core cardiovascular market.

DETERMINATION OF THE CONSIDERATION ISSUABLE FOR ITC

    Under the terms of the Merger Agreement, the Company has agreed to issue 3,355,705 Shares of its Common Stock to Thermo Electron in consideration of the acquisition of ITC. The consideration to be paid for ITC was based on the Company's determination of the fair market value of ITC's business.




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




Based on the average of the closing prices of the Common Stock as reported on the AMEX for the five trading days ending on March 27, 1997 (immediately prior to the Company's public announcement of its intention to acquire ITC), the Shares to be issued to Thermo Electron had a value of $75,000,000. In addition, prior to the execution of the Agreement, the Board of Directors retained Cazenove Incorporated, an investment banking firm, to render an opinion that such consideration was fair to the Company from a financial point of view. See "Opinion of Financial Advisor."

REASONS FOR THE MERGER/RECOMMENDATION OF THE BOARD OF DIRECTORS

    The  Company  believes  that  the  acquisition  of  ITC  provides  the  best opportunity to expand the Company's business at a reasonable cost. ITC is a leader in the development, manufacture and marketing of whole-blood coagulation testing equipment used in the cardiovascular surgery, critical care, hemodialysis and hospital neonatal unit markets; is a leading manufacturer and marketer of premium-quality, single-use incision devices used to assess platelet function and as bloodletting devices; and has introduced a device for at-home patient self-testing for long-term oral anticoagulant therapy. In addition, the Company believes that it will benefit from ITC's strong research and development team and its existing manufacturing operations. Furthermore, because competition for LVAS sales is likely to depend on the ability to offer a portfolio of related products, the acquisition of ITC should enhance the competitiveness of the Company's core business.

    The Merger was structured as such in order to achieve the acquisition of ITC by the Company in a transaction intended to qualify as a tax-free reorganization. Assuming the Merger does so qualify, no gain or loss will be recognized by the Company in connection therewith. See "Certain Federal Income Tax Consequences." Further, as the consideration to be paid to Thermo Electron consists of Common Stock of the Company rather than cash, the transaction will not impair the Company's working capital.

    As with any merger, however, there can be no assurance that the Company will be successful in integrating ITC's business with its current operations, nor that the benefits which the Company expects from the Merger, as described above, will be achieved. If the Company were unsuccessful in achieving such integration, such failure could adversely affect the Company's performance.

    The Board of Directors has approved the Merger Agreement and the transactions contemplated thereby and believes that the Merger is fair to and in the best interests of the Company and its Stockholders. In addition, Cazenove Incorporated, an investment banking firm, has rendered to the Board of Directors an opinion that, as of the date of the Merger Agreement, the issuance of 3,355,705 Shares to Thermo Electron is fair to the Company from a financial point of view. See "Opinion of Financial Advisor." THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE LISTING OF THE SHARES TO BE ISSUED IN CONNECTION WITH THE MERGER AGREEMENT.

ACCOUNTING TREATMENT OF THE MERGER

    Because the Company and ITC were deemed for accounting purposes to be under control of their common majority owner, Thermo Electron, the transaction will be accounted for at historical cost in a manner similar to a pooling-of-interests. Accordingly, the Company's historical financial statements have been restated to include ITC's historical results of operations.

OPINION OF FINANCIAL ADVISOR

    The determination of the number of Shares to be issued to Thermo Electron in connection with the Merger was determined by the Company's Board of Directors in consultation with the Company's management. However, because the Merger involves parties affiliated with the Company, before giving its final approval to the terms of the Merger the Board of Directors retained Cazenove Incorporated, an investment banking firm (the "Financial Advisor"), to render to the Board of Directors an opinion that, as of the date of the Merger Agreement, the issuance of such number of Shares to Thermo Electron is fair to the Company from a financial point of view. In rendering its opinion, the Financial Advisor was engaged to and did (1) review the proposed form of Merger Agreement; (2) review certain historical and




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




prospective financial, operating and other information concerning ITC; (3) meet with the senior management of ITC to discuss the business and operations of ITC, as well as prospects for ITC's industry; (4) visit the principal operations and facilities of ITC; (5) review publicly available financial and market data for companies which the Financial Advisor deemed comparable to ITC; (6) review the financial terms of recent business combinations deemed comparable by the Financial Advisor for which information was publicly available; and (7) conduct such other financial studies, analyses and investigations as the Financial Advisor deemed appropriate for purposes of its opinion. A more detailed description of these items is set forth below.

    The Financial Advisor was not engaged to make an independent evaluation or appraisal of any particular asset of ITC, was not furnished with any such evaluations or appraisals, and was not engaged to review any legal, accounting or tax aspects of the Merger. Its opinion was based on its assessment of market, economic and other conditions as they existed and could be evaluated as of the date of the opinion. The Financial Advisor's opinion was not intended to confer rights or remedies upon the Stockholders of the Company or any other persons.

    The analyses performed by the Financial Advisor must be considered as a whole, and selecting portions of its analyses and of the factors considered by the Financial Advisor, without considering all of the factors and analyses, could create a misleading view of the process underlying the Financial Advisor's opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, the Financial Advisor did not attribute any particular weight to any single analysis or factor, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

    Comparable Company Analysis. Using publicly available information, the Financial Advisor compared market multiples of comparable publicly traded companies to those implied by the price paid to Thermo Electron for ITC. The Financial Advisor selected seven publicly traded companies that were deemed to possess general business, operating and financial characteristics representative of the industry in which ITC operates. The Financial Advisor reviewed the financial terms of recent business combinations deemed to be comparable for which information was publicly available and calculated the average acquisition premium. Applying the acquisition premium, and using the closing stock prices on May 1, 1997, the Financial Advisor calculated the multiples for the latest twelve months of earnings before interest and taxes ("EBIT"), pretax earnings and net earnings for the comparable companies. The average multiples for the comparable companies for the latest twelve months were 13.94 times EBIT, 12.89 times pretax earnings and 21.79 times net earnings, respectively. This compared to the implied acquisition multiples of 11.93 times EBIT, 11.93 times pretax earnings and 19.37 times net earnings, respectively, for the Company's acquisition of ITC.

    Comparable Transactions Analysis. The Financial Advisor reviewed publicly available financial information on eight comparable acquisitions of similar size and within the same general industry. The average multiples paid for revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), EBIT and net earnings for the last twelve months for the comparable acquisitions were 4.71, 16.36, 22.85 and 38.27, respectively. This compared to implied acquisition multiples of 2.66 times revenues, 10.17 times EBITDA, 11.93 times EBIT and 19.37 times net earnings, respectively, for the Company's acquisition of ITC.

    Discounted Cash Flow Analysis. The Financial Advisor analyzed ITC based on a discounted cash flow analysis of the projections provided by the Company and ITC. The discounted cash flow analysis determined the present value of ITC's projected unleveraged, after-tax cash flows and then added to such discounted value the present value of the estimated terminal valuation at the end of fiscal year 2001 to provide a total value. The terminal value methodology calculated the valuation based upon a range of multiples of EBIT from 11 to 13 and a discount rate of 12.72%. The discounted cash flow analysis resulted in a range of total values from $110.1 million to $126.5 million.

    A copy of the Financial Advisor's opinion is attached as Appendix A, and the summary of its contents provided below is qualified in is entirety by reference thereto. Stockholders are advised to read the opinion in its entirety.




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




    The opinion states that, based upon and subject to the qualifications set forth therein, it is the opinion of the Financial Advisor that, as of the date of the opinion, the consideration to be paid to Thermo Electron in connection with the Merger is fair to the Company from a financial point of view. The opinion is qualified by the Financial Advisor's statements therein that (a) the Financial Advisor assumed that the Merger Agreement was in the form executed by the parties did not differ from the proposed form of agreement reviewed by the Financial Advisor in any material respect; (b) the Financial Advisor relied upon and assumed the accuracy, genuineness, completeness and fairness of the financial and other information provided by the Company or otherwise made available to the Financial Advisor and did not attempt to independently verify such information; (c) the Financial Advisor was not engaged to make any independent evaluation or appraisal of any particular asset of ITC; and (d) the Financial Advisor has expressed no opinion regarding ITC's liquidation value. The opinion also states that it is based on the Financial Advisor's assessment of market, economic and other conditions as they existed and could be evaluated on the date of the opinion.

    Stockholders are advised that the Financial Advisor's opinion does not constitute a recommendation that any Stockholder of the Company vote either for or against approval of the listing of the Shares. The Company has paid the Financial Advisor a fee of $25,000 in connection with its evaluation of the terms of the Merger, and has agreed, with certain exceptions, to indemnify the Financial Advisor and its affiliates against losses suffered by them which relate to or arise out of the Financial Advisor's engagement to render the fairness opinion.

    The Financial Advisor was chosen by the Board of Directors to render the fairness opinion with regard to the Merger as it and several of its affiliates, as part of their investment banking services, are regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Financial Advisor has performed investment banking and financial advisory services for Thermo Electron and its affiliates from time to time for which it has received customary compensation. In the ordinary course of business, affiliates of the Financial Advisor actively trade the securities of the Company, Thermo Electron and their affiliates for their own account and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The Financial Advisor may provide investment banking and financial advisory services to the Company, Thermo Electron and their affiliates in the future.

SUMMARY OF THE MERGER AGREEMENT

 GENERAL

    On May 2, 1997, the Company, Acquisition, Thermo Electron, Holdings and ITC entered into the Merger Agreement, pursuant to which the Company acquired ITC from Thermo Electron in exchange for the right to receive 3,355,705 Shares of the Company's Common Stock. Under the terms of the Merger Agreement (i) Acquisition merged with and into ITC, (ii) outstanding shares of ITC's common stock were canceled and converted into the right to receive 3,355,705 Shares of the Company's Common Stock, (iii) each outstanding share of Acquisition's common stock was canceled and converted into one share of the common stock of ITC, and
(iv) ITC became a wholly owned subsidiary of the Company. See "Determination of the Consideration Issuable for ITC," above for a discussion of the valuation of the transaction.

 EFFECTIVE DATE

    The Merger became legally effective on May 23, 1997, upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 251 of the Delaware General Corporation Law.

 ISSUANCE OF THE SHARES

    Upon the effective date of the Merger, shares of ITC's common stock, all of which were held by Holdings, were canceled and converted into the right to receive 3,355,705 Shares of the Company's Common Stock. Holdings' right to receive the Shares is conditioned only on the prior listing of such





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Shares for trading upon the AMEX. In the Merger Agreement, the Company agreed to take all action necessary in accordance with applicable law to convene a meeting of its Stockholders for the purpose of approving the listing of the Shares for trading upon AMEX, and to recommend to the Stockholders the approval of such listing. In the Merger Agreement, Thermo Electron and Thermedics agreed to vote all of the shares of the Company's Common Stock held by them as of the record date of any such meeting in favor of such listing. In the event that the Company is unable to obtain the approval of its Stockholders of the listing of the Shares on or before December 31, 1997, then, on December 31, 1997, the Company will pay to Holdings the sum of $75,000,000 in cash in lieu of issuing the Shares.

    As of the Record Date, and without giving effect to the issuance of the Shares pursuant to the Merger Agreement, Thermo Electron and Thermedics owned an aggregate of approximately % of the outstanding Common Stock of the Company. After giving effect to the issuance of the Shares pursuant to the Merger Agreement, Thermo Electron and Thermedics would have owned, in the aggregate, approximately % of such Common Stock outstanding on the Record Date.

 REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

    In the Merger Agreement, the Company, on the one hand, and Holdings, ITC and Thermo Electron, on the other hand, made certain representations and warranties to one another with respect to certain customary matters, such as their respective organization, their respective authority to enter into the Merger Agreement and the enforceability of the Merger Agreement. In addition, Holdings, ITC and Thermo Electron made certain representations and warranties to the Company with respect to (i) the capitalization of ITC, (ii) ITC's business and assets, (iii) certain tax matters, (iv) environmental conditions with respect to ITC's properties, certain employment and employee benefit matters, (v) ITC's consolidated financial statements as of and for the periods ending March 29, 1997 and December 28, 1996 (including a representation that ITC had no liabilities or obligations of any nature other than as reflected in such financial statements), and (vi) other matters requested by the Company's counsel. Each of these representations and warranties survives the effectiveness of the Merger indefinitely.

 CERTAIN ADJUSTMENTS

    The Merger Agreement provides that, in the event that the Company takes certain actions (such as stock splits, recapitalizations and sales of substantial portions of the Company's assets), prior to the date of issuance of the Shares (the "Payment Date"), then the number of shares of the Company's Common Stock to be issued pursuant to the Merger will be adjusted as required to put Holdings in the same position as if the record date with respect to any such transaction or transactions had been immediately after the Payment Date, or otherwise to carry out the intents and purposes of the Merger Agreement. Similarly, in the event that the Company declares any dividend or other distribution in respect of the Company's Common Stock payable in cash or other property other than in shares of Common Stock, then the Shares to be issued in connection with the Merger shall be deemed to be outstanding as of the record date with respect to any such dividend or distribution, and the cash or other property otherwise payable or distributable to Holdings with respect to such Shares shall be held by the Company for the benefit of Holdings. Upon the issuance of the Shares to Holdings, such cash or other property (together with any earnings or interest thereon) will likewise be distributed by the Company to Holdings.

 AMENDMENTS; WAIVERS

    Any provision of the Merger Agreement may be amended or waived by the mutual consent of the parties at any time.

UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION

    The following table presents selected pro forma combined financial information for the Company and ITC and selected per share data for the Company on a historical and pro forma combined basis. The information is derived from the consolidated historical financial statements of the Company and ITC, presented in greater detail elsewhere in this proxy statement. The pro forma combined financial information has been prepared based on the assumption that the acquisition will be accounted for at historical cost in a manner similar to a pooling-of-interests.

    This information is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the acquisition of ITC been consummated prior to the periods indicated.


                                                    SIX MONTHS ENDED          FISCAL YEAR ENDED
                                                      JUNE 28, 1997      1996       1995        1994
                                                      -------------   ---------   ---------  ----------
                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
PRO FORMA COMBINED:
  STATEMENT OF INCOME DATA:
       Revenues                                         $ 30,833      $  63,962  $  52,880   $  39,051
       Net Income                                          4,097         10,030     11,135       5,687

BALANCE SHEET DATA (at end of period):
       Working Capital                                  $118,369      $  65,328  $  64,610   $  47,369
       Total Assets                                      176,038        124,978    124,285     109,988
       Long-term Obligations                              70,000          --        11,642      33,450
       Shareholders' Investment                           87,945        111,089    103,416      68,382

PER SHARE DATA:
  THE COMPANY HISTORICAL BEFORE RESTATEMENT:
       Book Value per Common Share                          N/A       $    2.73  $    2.53   $    1.70
       Cash Dividends Declared per Share                    N/A           --         --          --
       Earnings per Share                                   N/A             .15        .19         .05

THE COMPANY PRO FORMA COMBINED:
       Book Value per Common Share                      $   2.25      $    2.78  $    2.62   $    1.82
       Cash Dividends Declared per Share                   --             --         --          --
       Earnings per Share                                    .10            .25        .27         .14


----------
(1) The pro forma combined book value per share of the Company is based on the historical total common equity for the Company and ITC, divided by total pro forma common shares of the combined entity.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. Neither the Company nor Thermo Electron intend to request a ruling from the Internal Revenue Service with respect to the Merger. Assuming that the Merger is a tax-free reorganization, no gain or loss will be recognized by the Company in connection with the Merger.

REGULATORY APPROVALS

    No federal or state regulatory approvals are required in order to issue the Shares pursuant to the Merger Agreement.

NO DISSENTERS' APPRAISAL RIGHTS

    Under applicable provisions of the Massachusetts Business Corporation Law, holders of the Company's Common Stock will not have any dissenters' appraisal rights in connection with the listing of the Shares, or any other transaction described in this proxy statement, to be acted upon at the Meeting.

           INFORMATION CONCERNING INTERNATIONAL TECHNIDYNE CORPORATION

BUSINESS

 GENERAL

    Under the terms of the Merger Agreement, the Company has acquired all of the issued and outstanding shares of capital stock of International Technidyne Corporation ("ITC"), a wholly owned subsidiary of Thermo Electron, in exchange for the right to receive 3,355,705 shares of the Company's Common Stock. The principal executive office of ITC is located at 8 Olsen Avenue, Edison, New Jersey 08820, and its telephone number is (908) 548-5700.

    ITC is a worldwide leader in the development, manufacture and marketing of hemostasis management products sold for use by clinicians. ITC's research and development and manufacturing operations are located in Edison, New Jersey. In addition, ITC has sales offices in Chicago, Illinois and Kent, England.

    The following is a brief description of the business of ITC.

 PRINCIPAL PRODUCTS

    Hemochron(R). ITC's principal product is the Hemochron, a portable, battery operated device that uses disposable test tubes to perform whole-blood coagulation monitoring at the patient site. The Hemochron is used primarily to perform the Activated Clotting Time ("ACT") test, which monitors the effect of the anticoagulant heparin and is sold primarily for use in cardiovascular surgery, cardiac catheterization and hemodialysis procedures. Hemochron instruments provide readings of coagulation time measured in seconds. Current versions of the product include the single test well 401, the dual test well 801 and the computerized dual test well 8000. ITC also manufactures the Hemochron Jr., a hand-held, less technician-dependent version of the Hemochron. Approximately 65% of Hemochron revenues are derived from sales of consumables such as ITC's proprietary test tubes and cuvettes.

    The Company believes that Hemochron's advantages over alternative coagulation systems include immediate test results, higher accuracy and the flexibility to run tests with either fresh or citrated whole blood. In addition, Hemochron instruments offer the widest range of coagulation tests currently available.

    ITC also manufactures a range of whole-blood coagulation testing products that are designed for use with Hemochron instruments. Each product monitors different coagulation indicators in varying sensitivities. In addition to the ACT test, for example, low-range ACT tests available for use with Hemochron Jr. are used to determine the optimal time to remove a sheath after a cardiac catheterization. Other tests that can be performed with Hemochron include the Activated Partial Thromboplastin Time and Prothrombin Time tests, which are used for pre-operative coagulation screening as well as anticoagulation monitoring and are among the most frequently ordered tests in hospitals today.

    ProTime(tm) Microcoagulation Systems. ITC's newest product, ProTime, is a Coumadin monitor designed for use at home by patients with artificial heart valves and select patients with atrial fibrillation or deep vein thrombosis who are on long-term anticoagulant therapy. Currently, ITC estimates that there are approximately 2,000,000 patients receiving Coumadin therapy, 400,000 of whom are patients with artificial heart valves. ProTime was cleared for patient self-testing by the FDA in early 1997, and ITC recently began commercial sales. ProTime is currently one of only two FDA-cleared patient self-testing Coumadin monitors. ProTime is capable of automatically performing quality control tests on each disposable cuvette used in the test, to ensure reliability of the test results.

    Incision Devices. ITC manufactures and markets a line of disposable, precision incision and blood sampling devices, including its Tenderfoot(R), Surgicutt(R) and Tenderlett(R) products. Each of ITC's incision devices is spring-loaded and cam-driven to provide a standardized surgical quality incision. A surgical steel blade is housed in each self-contained unit. When triggered, the blade protracts down and out, and fully retracts automatically back into the device. Automatic retraction of the blade eliminates the variability of blade removal among patients and, more importantly, eliminates possible injury to the patient and operator.

    The Tenderfoot is a fully-automated disposable heel incision device designed to sample blood from neonates, infants and toddlers. Applications include blood
sampling   for   legally-mandated   screening
tests, such as tests for phenylketonuria, a genetic disorder, and for the measurement of biliruben to monitor jaundice, which affects approximately 15% of all newborns. The Surgicutt is a diagnostic device which performs the bleeding time test. Finally, ITC manufactures and markets Tenderlett, a disposable bladed fingerstick device designed to be used where large blood samples are needed, or where sensitivity to needle stick is comparatively high.

 SALES AND MARKETING

    ITC's coagulation monitoring products are sold worldwide, primarily through direct, exclusive distributors. More than 45% of Hemochron revenues are generated internationally. In 1996, 12% and 11% of ITC's revenues were generated by export sales to Europe and to the rest of the world, respectively. ITC currently has 11 regional distributors covering the U.S. hospital market, 32 overseas distributors and one direct sales office in the United Kingdom. The U.S. distributor network is supported by an eight-person direct sales force. ITC's incision devices are primarily sold in the United States, and are distributed to hospitals on an exclusive basis by Allegiance Healthcare
Corporation (formerly Baxter Healthcare Corporation). Incision devices are distributed in Western Europe by Johnson & Johnson's Ortho Diagnostics Company. ITC also uses a variety of other distributors to reach fragmented markets such as physicians' offices and home health care agencies. ITC also has a direct sales force of approximately 10 supporting its laboratory/incision products. ITC is expanding this sales force in its efforts to introduce ProTime to physicians.

 PRINCIPAL CUSTOMERS

    Sales to Allegiance Healthcare Corporation accounted for approximately 43%, 43% and 41% of ITC's revenues in the six months ended June 28, 1997 and fiscal 1996 and 1995, respectively.

 COMPETITION

    ITC's principal competitor in the market for coagulation monitoring instruments such as Hemochron is the HemoTec division of Medtronic, which manufactures a whole-blood ACT instrument as well as the Hepcon Hemostatic Monitoring System. ITC also competes against two early stage companies: Array Medical, a company founded by ITC's former Vice President of Sales and Marketing, which markets an ACT monitor; and CDI, which is attempting to compete with Hemochron. Boehringer Mannheim Corporation has developed a patient blood coagulation self-testing device similar to the ProTime, which is marketed to professionals. Boehringer Mannheim has also recently applied for marketing clearance from the FDA for patient self-testing.

    ITC's incision devices compete with products offered by a number of companies, including Organon Teknika; Becton, Dickinson and Company; and Sherwood Medical Company.

 RESEARCH AND DEVELOPMENT

    ITC has 29 full-time engineers and technicians, with experience in all aspects of in vitro diagnostic instrumentation and medical disposable design and development. Research and development expenditures in 1996 were $3,659,000, or approximately 10.8% of ITC's revenue.

 GOVERNMENT REGULATION

    A majority of ITC's products are regulated by the FDA as Class II medical devices. See "Information Concerning the Company -- Business -- Government Regulation." ITC is also subject to regulatory requirements in foreign countries in which it markets its devices. The FDA conducted a routine audit of ITC's manufacturing facilities in September 1996, inspecting the manufacture of ITC's coagulation timing instruments and coagulation timing cuvettes. On November 15, 1996, the FDA informed ITC that the areas inspected appeared to be in substantial compliance with the applicable requirements of the Federal Food, Drug, and Cosmetic Act and the regulations thereunder.

 MANAGEMENT

    The following sets forth information concerning the officers and directors of ITC:

    Gerald Feldman, age 46, has been President of ITC since 1987 and a director of ITC since 1991.

    William Schwarzlow, age 49, has been Vice President, Finance and Administration, of ITC since 1991, and was appointed Vice President, Operations and Chief Financial Officer of ITC in June 1997. From 1990 until 1991, Mr. Schwarzlow had been Controller of ITC.

    Frank LaDuca, age 43, has been Vice President, Clinical and Regulatory Affairs, since 1995. From 1986 until 1995, Dr. LaDuca served ITC in several scientific positions, commencing in 1986 as Associate Director of Biomedical Research.

    Michael Gavin, age 44, has been Vice President, Research and Development, of ITC since 1992. Prior to joining ITC, Mr. Gavin was employed by Technicon Instruments as Director of Engineering for Clinical Chemistry.

    Craig Rothman, age 42, has been Vice President, Marketing and Sales, of ITC since 1994. Prior to joining ITC, Mr. Rothman was employed by Baxter Healthcare Corporation as Eastern Regional Vice President for Sales.

    Victor L. Poirier, age 55, has been a Director of ITC since May 1997 and a director of the Company since 1991. Mr. Poirier has been president of the Company since 1990 and chief executive officer of the Company since 1991. Mr. Poirier has been a senior vice president of Thermedics since 1985.

    John W. Wood Jr., age 53, has been a Director of ITC since September 1991 and a director of the Company since 1988. Mr. Wood has been a senior vice president of Thermo Electron since November 1995 and, before his promotion, was a vice president of Thermo Electron since September 1994. Mr. Wood has also been president and chief executive officer of Thermedics since 1984. Mr. Wood is also a director of Thermedics, Thermedics Detection Inc., Thermo Sentron Inc. and Thermo Voltek Corp.

 EMPLOYEES

    As of December 28, 1996, ITC employed approximately 267 people, of whom approximately 161 were engaged in manufacturing, 51 were engaged in sales, 32 were engaged in research and development and 23 were engaged in general administration. From time to time, ITC also employs temporary employees engaged primarily in manufacturing on an as-needed basis. As of December 28, 1996, ITC employed 73 temporary employees. No employees are represented by unions, and the Company believes that ITC's relations with its employees are good.

 PROPERTIES

    ITC owns and leases an aggregate of approximately 90,000 square feet of office, research and development and manufacturing space in three buildings located in Edison, New Jersey. The lease for approximately 24,250 square feet of such space expires in 1999. In addition, ITC leases a sales office in Kent, England, on a month-to-month basis from an affiliate that is controlled by Thermo Electron and leases an office in Chicago, Illinois. The Company believes that these facilities are adequate for ITC's present operations and that other suitable space is readily available if any of such leases are not extended.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


(IN THOUSANDS)
--------------
                                                       1996
                                    ---------------------------------------------
                                    FIRST       SECOND         THIRD       FOURTH
                                    -----       ------         -----       ------
Revenues                          $ 8,712      $ 8,464       $ 8,490      $ 8,326
Gross Profit                        4,622        4,772         4,846        5,072
Net Income                          1,020        1,174         1,200        1,278

                                                       1995
                                    ---------------------------------------------
                                    FIRST       SECOND        THIRD        FOURTH
                                    -----       ------        -----        ------
Revenues                          $ 7,822      $ 8,639       $ 7,903      $ 7,923
Gross Profit                        4,226        5,128         4,699        4,589
Net Income                            622        1,224         1,155        1,209


SELECTED FINANCIAL INFORMATION -- INTERNATIONAL TECHNIDYNE CORPORATION
----------------------------------------------------------------------

    The selected financial information below as of and for the fiscal years ended December 28, 1996, December 30, 1995, and for the fiscal year ended December 31, 1994, has been derived from International Technidyne Corporation's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Proxy Statement. The selected financial information as of and for the fiscal years ended January 1, 1994, and January 2, 1993, and as of December 31, 1994, has not been audited but, in the opinion of the Corporation, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis.


                                                                 FISCAL YEAR
                                                ---------------------------------------------
                                                1996      1995      1994       1993      1992
                                                ----      ----      ----       ----      ----
                                                               (IN THOUSANDS)
Statement of Income Data:
  Revenues                                     $33,992  $ 32,287  $ 28,642  $ 24,325  $ 19,348
                                               -------  --------  --------  --------  --------
  Costs and Operating Expenses:
   Cost of revenues                             14,680    13,645    11,731    12,196     9,293
   Selling, general, and administrative
     expenses                                    8,067     8,018     7,079     6,083     4,868
   Research and development expenses             3,659     3,787     3,698     2,875     2,056
                                                 -----     -----     -----     -----     -----
                                                26,406    25,450    22,508    21,154    16,217
                                                ------    ------    ------    ------    ------
  Income Before Provision for Income Taxes       7,586     6,837     6,134     3,171     3,131
  Provision for Income Taxes                     2,914     2,627     2,346     1,239     1,253
                                                 -----     -----     -----     -----     -----
  Net Income                                   $ 4,672  $   4,210 $  3,788  $  1,932  $  1,878
                                               =======  ========= ========  ========  ========
BALANCE SHEET DATA (at end of period):
  Working Capital                              $ 3,040  $  4,227  $  3,248  $  2,989  $  2,907
  Total Assets                                  17,857    18,099    15,124    14,387    11,597
  Parent Company Investment                     11,182    12,077    10,025     9,536     8,313

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of ITC to differ materially from those indicated by such forward-looking statements, including those detailed under the caption "Forward-looking Statements."

 OVERVIEW

    ITC is a leading manufacturer of near-patient, whole-blood coagulation testing equipment and related disposables. ITC is also a leading manufacturer and marketer of premium-quality, single-use disposable incision devices used to assess platelet function and as bloodletting devices.

    Coagulation products are distributed throughout the world principally by medical specialty dealers to health care professionals. The new ProTime instrument is designed for home use.

    Incision devices are distributed principally in the U.S. through a leading medical supply dealer. All devices are disposable and have retractable blades to protect the user from bloodborne diseases.

    Most of ITC's export sales are denominated in U.S. dollars; therefore, neither its revenue or its earnings are significantly affected by exchange rate fluctuations.

 RESULTS OF OPERATIONS

    1996 Compared With 1995

    Revenues increased 5% in 1996 to $34.0 million compared with $32.3 million in 1995. Increased demand for skin-incision products, especially the Tenderfoot product line, generated most of the increase.

    The  gross  profit  margin  decreased  in 1996 to 57%  from  58% in 1995 due
primarily  to  increased   overhead   costs   associated   with  an   additional
manufacturing facility.

    Selling, general, and administrative expenses as a percentage of revenues decreased slightly to 24% in 1996 from 25% in 1995 due to increased revenues. Expenses for research and development of $3.7 million and $3.8 million for 1996 and 1995, respectively, reflect the Company's continued development of new products.

    The effective tax rate was 38% for 1996 and 1995. The effective tax rate in both years exceeded the statutory federal income tax rate due primarily to the impact of state income taxes.

    1995 Compared With 1994

    Revenues increased 13% in 1995 to $32.3 million from $28.6 million in 1994. Sales of new blood coagulation products and increased demand for skinincision products, led by the Tenderfoot product line, accounted for the increase.

    The gross profit margin for 1995 decreased to 58% from 59% in 1994 due to higher manufacturing costs associated with new blood coagulation products.

    Selling, general, and administrative expenses as a percentage of revenues were 25% for both 1995 and 1994. Expenses for research and development of $3.8 million and $3.7 million for 1995 and 1994, respectively, reflect the Company's continuing effort to develop new blood coagulation testing and skin-incision products.

    The effective tax rate was 38% for 1995 and 1994. The effective tax rate in both years exceeded the statutory federal income tax rate due primarily to the impact of state income taxes.

 LIQUIDITY AND CAPITAL RESOURCES

    Working capital was $3.0 million at December 28, 1996, compared with $4.2 million at December 30, 1995. During 1996, $7.4 million of cash was provided by operating activities.

    ITC expended $1.6 million on capital expenditures during 1996. In 1997, ITC expects to make capital expenditures of $2.7 million. ITC believes its existing resources are sufficient to meet the capital requirements of its existing operations for the foreseeable future.

                       INFORMATION CONCERNING THE COMPANY

BUSINESS

 GENERAL

    The Company is a leader in the research, development, and manufacture of implantable left ventricular-assist systems ("LVAS"). These systems are designed to perform substantially all or part of the pumping function of the left ventricle of the natural heart for patients suffering from cardiovascular disease. Unlike total artificial heart systems, that require removal of the natural heart, the LVAS allows the natural heart to remain in place, preserving the heart's biological control mechanisms and reducing blood-contacting surfaces that have led to strokes in patients using other cardiac devices. The Company has developed two systems for patients requiring long-term cardiac support: an implantable pneumatic LVAS that is powered by an external electrically driven air-pump, and an electric LVAS that is driven by an implanted electric motor and powered by a lightweight battery pack worn by the patient.

    In October 1994, the Company announced that the FDA had granted approval for the commercial sale of the air-driven LVAS for use as a bridge to transplant. With this approval, the air-driven system became available for sale to cardiac centers throughout the United States. The Company received the European Conformity Mark ("CE Mark") for commercial sale of the air-driven LVAS in all European Community countries in April 1994, and received the same approval for the electric system in August 1995. The electric version of the LVAS is currently being used in the U.S. in clinical trials for patients awaiting heart transplants. In late 1995, the FDA approved the protocol for conducting clinical trials of the electric LVAS as an alternative to medical therapy, and in April 1996, the first patient was implanted with an electric LVAS under this trial. The electric LVAS is being used in Europe as both a bridge to transplant and as an alternative to medical therapy.

    In December 1996, the Company acquired substantially all of the assets, subject to certain liabilities, of Nimbus Medical, Inc. ("Nimbus"), a research and development organization, for approximately $5.0 million in cash. Nimbus has been involved in artificial heart technology for more than 20 years and has carried out research in two primary fields: ventricular-assist devices and total artificial hearts. Nimbus was instrumental in developing the basic technology for high-speed rotary blood pumps. Because of their smaller size, rotary blood pumps may potentially be used to provide cardiac support in small adults and in children.

 PRODUCT BACKGROUND

    The Company began its research and development work in cardiac- support systems in 1966. Since that time, the Company and its predecessors have received more than $37 million in funding from the U.S. government, principally from the National Heart, Lung, and Blood Institute of the National Institutes of Health, to support its research. This funding ended in 1992 as the Company moved from development to clinical trials.

    Federal  regulations  require  that the  Company  obtain an  investigational device exemption ("IDE") from the FDA to conduct testing in humans. Once sufficient testing has been completed to demonstrate the safety and effectiveness of the LVAS, the Company submits a premarket approval ("PMA") application to the FDA. PMA supplements must be submitted for each type and application of the Company's LVAS before being sold commercially.
See "Government Regulation."

 THE COMPANY'S LVAS DEVICES

    The human heart contains two main pumping chambers: the left and right ventricles. The right ventricle pumps blood into the lungs where it is oxygenated. The blood then flows into the left ventricle where it is pumped throughout the body. The Company's LVAS devices support all or part of the pumping function of the left ventricle.

    The Company has developed two versions of its LVAS -- an implantable pneumatic, or air-driven, system that can be controlled by either a bedside or portable console, and an electric system that features an internal electric motor powered by an external battery pack worn by the patient. Both of the Company's systems employ the Company's HeartMate(R) blood pump, and are designed for long-term use. The Company's LVAS devices are at various stages of regulatory approval.

    Each version of the Company's LVAS incorporates a number of proprietary technological advances in biological compatibility that distinguish it from other cardiac-assist devices. For example, the Company's systems employ proprietary textured linings that significantly reduce the likelihood of blood clots that can lead to strokes. As blood enters the pump chamber, blood elements are trapped by its textured surface, forming a coagulum, or lining. This coagulum is securely anchored to the textured surface and forms a "living" lining similar to that found in arteries and veins. This blood-contacting surface is derived from the patient's own blood and is therefore blood-compatible. Because of the risk of blood clots, patients who receive smooth-surface devices must take daily doses of prescription anticoagulants, the level of which must be constantly monitored. In contrast, patients on the Company's LVAS receive only minimal anticoagulation treatment of one aspirin per day.

    The HeartMate blood pump is used in each version of the Company's LVAS. This pump is implanted just below the diaphragm in a position that minimizes interference with normal circulation and other bodily functions. An inlet tube is inserted into the apex of the left ventricle to drain blood into the pump chamber. Blood is then forced out of the pump through an animal tissue valve and back into the aorta. The HeartMate blood pump works with the biological control mechanism of the natural heart to increase pumping capability when required for activities such as climbing stairs.

    Air-driven LVAS. In October 1994, the air-driven system was approved for commercial sale by the FDA. This approval allows the Company to sell the air-driven LVAS to any of the nearly 900 cardiac surgery centers in the United States. In April 1994, the Company received the CE Mark for commercial sale of the air-driven LVAS in all European Community countries. This system is intended as a bridge to transplant for patients awaiting heart transplantation. In the air-driven LVAS, the HeartMate blood pump is coupled to an external console connected to the body by a tube. The Company has also developed the
HeartPak(tm), a lightweight portable console that can be carried over the shoulder. The portable console received the CE Mark for commercial sale in European Community countries in February 1995. In July 1995, the FDA approved the beginning of Phase I clinical trials of the HeartPak portable pneumatic driver. Phase I of the study will evaluate the safety of the system in the hospital; Phase II will evaluate the system in the home environment. In 1996, doctors began enrolling patients in Phase I of this trial.

    Electric LVAS. The Company has also developed an electric LVAS that uses the HeartMate blood pump driven by an internal electric motor mounted in the blood pump housing. The system is connected to its external battery pack by wires that exit the body. Since the power source and control elements are worn on a battery belt, the system allows the patient complete mobility.

    The electric LVAS may not be sold commercially in the U.S. until it has received approval from the FDA. In December 1996, the Company began actively working with the FDA on the PMA application for commercial approval of the electric LVAS used as a bridge to transplant. In December 1995, the FDA approved the protocol for conducting clinical trials of the electric LVAS as an alternative to medical therapy. The trial is expected to compare the results of approved patients using the device to a similar number using drug therapy. In August 1995, the electric LVAS was awarded the CE Mark, allowing commercial sale of this system in all European Community countries. The electric system is used as a bridge to transplant in the U.S. and Europe, and is also implanted as an alternative to heart transplant in Europe.

 GOVERNMENT REGULATION

    The Company's products and its research, development, and manufacturing activities are subject to regulation by numerous governmental authorities in the United States and other countries. In the United States, medical devices are subject to rigorous FDA review. The Federal Food, Drug, and

Cosmetic Act (the "FDC Act"), the Public Health Services Act, and other federal statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, record keeping, reporting, approval, advertising, and promotion of products such as those offered by the Company. Noncompliance with applicable requirements can result in fines, recalls or seizures of products, total or partial suspension of production, and criminal prosecution.

    Pursuant to the Medical Device Amendments of 1976 (the "1976 Amendments") to the FDC Act, and regulations promulgated thereunder, medical devices intended for human use are classified into three categories, Classes I, II, and III, which are subject to varying degrees of regulatory control.

    The Company's LVAS is classified as a Class III medical device under the FDC Act, the classification generally given to life-sustaining or supporting and implantable devices. Class III devices require clinical testing to ensure safety and effectiveness. The first stage of obtaining formal FDA market approval for a Class III device is submission of an application for an IDE. The IDE application must be supported by data, typically including the results of animal and mechanical testing. If approved, the IDE permits clinical evaluations of significant risk devices on human subjects under controlled experimental conditions by designated qualified medical institutions. To obtain an IDE, approval of the investigational plan for the applicable system is required from the institutional review board within each participating medical institution as well as from the FDA.

    The second stage of formal FDA market approval is the PMA application, which is submitted after sufficient data has been compiled under the IDE. The FDA will grant market approval if it finds that the safety and effectiveness of the product has been sufficiently demonstrated, and that the product complies with all applicable performance and manufacturing standards. In addition, any design change to an approved device must be approved by the FDA pursuant to a supplement to the applicable PMA application. The process of submitting and obtaining FDA approval of a PMA application can take several years or more, and is inherently uncertain. No assurance can be given that any of the products under development by the Company currently or in the future, including the electric LVAS, will be approved by the FDA for commercial sale.

    The Company is also subject to the FDA's Good Manufacturing Practice ("GMP") regulations. These regulations require that the Company manufacture its systems and maintain its records in a prescribed manner. The FDA inspects the Company's facilities for compliance with GMP. If the Company is found not to be in compliance, the FDA has broad powers to issue recalls, enjoin future violations, and assess civil and criminal penalties against the Company, its officers, and its employees. In addition to GMP, the Company must adhere to quality standards applicable to European Community member countries and other countries where the Company sells its systems. The Company is also subject to registration and inspection requirements of state regulatory agencies.

    Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Whether or not FDA approval has been obtained, approval of a device by a comparable regulatory authority of a foreign country generally must be obtained prior to the commencement of marketing in those countries. The time required to obtain such approvals may be longer or shorter than that required for FDA approval.

    No FDA approval is required to export a device that is legally marketed in the United States by the exporting company. Unapproved Class III devices may also be exported without FDA approval to any country if the device complies with the law of that country and has valid marketing authorization in at least one of the following: Australia, Canada, Israel, Japan, New Zealand, Switzerland, South Africa, or the European Union or a country in the European Economic Area ("listed countries"). Similarly, no FDA approval is required to export an investigational device to a listed country as long as the proposed investigational use is in accord with the importing country's laws. However, FDA approval is required to export an unapproved Class III device that does not have marketing authorization in one of the listed countries or to export an investigational device to a nonlisted country. In such cases, the FDA must determine that exportation of the unapproved or investigational device is not contrary to the public health and safety and has the approval of the country to which it is intended for export.

 THIRD PARTY REIMBURSEMENT

    The HeartMate air-driven LVAS is the only implantable, bridge to transplant, ventricular-assist system approved for commercial sale in the U.S. by the FDA.

    In November 1995, the U.S. Health Care Finance Administration ("HCFA") issued a decision that extends Medicare coverage to the Company's HeartMate air-driven LVAS. Part of the U.S. Department of Health and Human Services, HCFA is responsible for establishing coverage and reimbursement policies for Medicare and recommending guidelines for Medicaid. Many third party payers review HCFA recommendations to establish their own reimbursement policies. Several major nongovernment insurers have already agreed to offer coverage for the air-driven LVAS. Additional insurers are reviewing the clinical results of the device, and additional coverage decisions will be forthcoming.

    Additionally, the HCFA coding committee has established a detailed resource code to be used when an implantable assist device, such as the HeartMate air-driven LVAS, is employed. This will facilitate collection of data on medical costs as well as resource information that may be used in establishing a Diagnosis Related Group ("DRG") specific to ventricular-assist systems. HCFA and most states require that DRGs be used in determining the amount of reimbursement for particular procedures.

    Sales of the Company's systems will depend to a large degree upon the availability of reimbursement for the implantation of the devices. Even though reimbursement has been established by HCFA and by several nongovernment insurers, the amount of available reimbursement may change, and reimbursement may be denied by an insurer under certain circumstances, including determination that a procedure was not the most cost-effective treatment method, was experimental, or was used for an unapproved indication. No assurance can be given that additional third-party reimbursement for the HeartMate air-driven LVAS will be granted within a reasonable period of time, or at all, and the Company cannot predict what effect the future policies of government entities and insurers will have on the sale of the Company's devices. The unavailability of third-party reimbursement for procedures involving the Company's systems would have a material adverse effect on the Company's business.

 RAW MATERIALS

    Certain raw materials used in the manufacture of the Company's LVAS are available from only one or two suppliers. The Company is making efforts to minimize the risks associated with sole sources and ensure long-term availability, including qualifying alternative materials and components or developing alternative sources for materials and components supplied by a single source. Although the Company believes that it has adequate supplies of materials and components to meet demand for the LVAS for the foreseeable future, no assurance can be given that the Company will not experience shortages of certain materials or components in the future that could delay shipments of the LVAS.

    The cost to the Company to evaluate and test alternative materials and components and the time necessary to obtain FDA approval for these materials or components are inherently difficult to determine because both time and cost are dependent on at least two factors: the similarity of the alternative materials or components to the original materials or components, and the amount of third-party testing that may have already been completed on alternative materials or components. There can be no assurance that the substitution of alternative materials or components will not cause delays in the Company's LVAS development program or adversely affect the Company's ability to manufacture and ship LVAS to meet demand.

 INTELLECTUAL PROPERTY

    The Company's policy is to protect its intellectual property rights relating to its work on cardiac-support systems including, if appropriate, applying for patents in the U.S. and foreign countries. Thermedics has granted the Company a royalty-free license to use the Dermaport(R) access device and Tecoflex(R) biomaterial in its LVAS. Although some of these patent rights may provide the Company with a competitive advantage, the Company primarily relies on its know-how and trade secrets developed over 30 years of research, development, and fabrication of cardiac-assist devices. The Company has received correspondence from a third party alleging that the textured surface of the LVAS housing infringes certain patent rights of such third party. The third party has offered the Company a license, which the Company elected not to accept. Although the Company believes that it has meritorious defenses to the claims of the third party, due to the inherent uncertainty of litigation, no assurance can be made that the Company would be successful if any litigation were to begin. The Company seeks to protect its proprietary information, but there can be no assurance that others will neither develop independently the same or similar information nor obtain access to information that the Company believes is proprietary. Moreover, there can be no assurance that others will not claim that the Company's activities infringe their intellectual property rights.

 BACKLOG

    The Company's backlog of firm orders was approximately $3,441,000, $1,947,000, and $1,429,000 as of June 28, 1997, December 28, 1996, and December
30, 1995, respectively. The Company believes that substantially all of the backlog at June 28, 1997, will be shipped or completed during the next 12 months.

 COMPETITION

    The Company is aware of one other company that has submitted a PMA application with the FDA for an implantable LVAS. The Company is unaware whether this PMA application has been accepted for filing by the FDA. Also, the Company is aware of one other company that has received approval by the FDA Advisory Panel on Circulatory System Devices and subsequent commercial approval for its cardiac-assist device as a bridge to transplant. This is an external device, positioned on the outside of the patient's chest, and is intended for short-term use in the hospital environment. In addition, the Company is aware that a total artificial heart is currently undergoing clinical trials. The requirement of obtaining FDA approval for commercial sale of an LVAS in the U.S. is a significant barrier to entry into the U.S. market for these devices. There can be no assurance, however, that FDA regulations will not change in the future, reducing the time and testing required for others to obtain FDA approval for commercial sale. In addition, other research groups and companies, some that have significantly greater resources than those of the Company, are developing cardiac systems using alternative technologies or concepts, one or more of which might prove functionally equivalent to, or more suitable than, the Company's systems. Among products that have been approved for commercial sale, the Company competes primarily on the basis of performance, service capability, and price. Competition in the market for medical devices is also significantly affected by the reimbursement policies of government and private insurers. Any product for which reimbursement is not available from such third-party payors will be at a significant competitive disadvantage.

 RESEARCH AND DEVELOPMENT

    During 1996, 1995, and 1994, the Company expended approximately $7,498,000, $7,111,000, and $7,135,000, respectively, on internally sponsored research and development programs. Approximately 46 professional employees were engaged full-time in the Company's research and development activities at December 28, 1996.

 NUMBER OF EMPLOYEES

    As of December 28, 1996, the Company had a total of 154 employees. None of the Company's employees are represented by a labor union, and the Company considers its relations with its employees to be good.

 PROPERTIES

    The Company subleases approximately 27,300 square feet of space in Thermedics' corporate headquarters in Woburn, Massachusetts, pursuant to a sublease expiring in 1999. The Company also occupies approximately 11,000 square feet of office and research facilities in Rancho Cordova, California, pursuant to a lease expiring in 2000. Subsequent to year-end 1996, the Company subleased approximately 8,000 square feet of office and research facilities in Chelmsford, Massachusetts, from Thermedics Detection, Inc., a majority-owned subsidiary of Thermedics, pursuant to a two-year lease agreement. The Company believes that these facilities are in good condition and are suitable for its present operations.

MARKET FOR COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

    The Company's Common Stock is publicly traded on the AMEX. The following sets forth, for the fiscal periods indicated, the high and low sales prices on the AMEX. Prices have been restated to reflect the three-for-two split of the Common Stock, effected in the form of a 50% stock dividend, distributed in May 1996.


 FISCAL 1995                                                HIGH          LOW
 -----------                                                ----          ---
  First Quarter                                           $19 5/6       $10 5/12
  Second Quarter                                           26 1/12       18 5/6
  Third Quarter                                            33 1/6        24 1/6
  Fourth Quarter                                           51 1/2        28 5/12
FISCAL 1996
-----------
  First Quarter                                            55 1/3        39 1/3
  Second Quarter                                           55 3/8        39 7/12
  Third Quarter                                            44 5/8        29 1/2
  Fourth Quarter                                           38 1/4        23 3/8
FISCAL 1997
-----------
  First Quarter                                            32            20 1/2
  Second Quarter                                           28 3/4        19
  Third Quarter                                            27 5/8        19 1/8
  Fourth Quarter (through           , 1997)

    The high, low and closing prices of the Company's Common Stock on the AMEX on May 1, 1997, the date preceding the public announcement of the Merger, were $27 7/8 , $26 3/4 and $27 1/8 , respectively. On_____________, 1997 the closing price of the Common Stock on the AMEX was $ ________ per share. There were holders of Common Stock of record as of ___________ , 1997. Holders of Common Stock do not have any preemptive rights to subscribe for additional issuances of Common Stock or securities convertible into Common Stock.

    Except for a $.01 per share dividend distributed to partially offset income tax liability relating to the Company's recapitalization in 1990, the Company has never paid any cash dividends because its policy is to use earnings to finance expansion and growth. The Company's Board of Directors anticipates that for the foreseeable future no cash dividends will be paid on the Company's Common Stock.

SELECTED QUARTERLY FINANCIAL DATA(1) (UNAUDITED)
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                          1997
                                 ------------------------
                                   FIRST        SECOND
                                   -----        ------
Revenues                         $ 14,902      $ 15,931
Gross Profit                        7,973         8,703
Net Income                          1,875         2,222
Earnings per Share                    .05           .06
                                                        1996
                                 -------------------------------------------------
                                   FIRST       SECOND        THIRD        FOURTH
                                   -----       ------        -----        ------
Revenues                         $ 15,405      $ 15,893     $ 16,084     $ 16,580
Gross Profit                        8,896         9,501        9,787        8,646
Net Income (Loss)                   3,431         3,573        3,962         (936)
Earnings (Loss) per Share             .08           .09          .10         (.02)
                                                        1995
                                 -------------------------------------------------
                                   FIRST       SECOND        THIRD        FOURTH
                                   -----       ------        -----        ------
Revenues                         $ 12,214      $ 14,228     $ 12,971     $ 13,467
Gross Profit                        6,691         8,377        7,594        7,763
Net Income                          1,774         2,895        3,046        3,420
Earnings per Share                    .04           .07          .07          .08

----------
(1) Financial data has been restated to reflect the May 1997 acquisition of ITC, accounted for in a manner similar to a pooling-of-interests.

SELECTED FINANCIAL INFORMATION -- THERMO CARDIOSYSTEMS INC.
-----------------------------------------------------------

    The selected financial information included below for Thermo Cardiosystems Inc. (the "Company") as of and for the fiscal years ended December 28, 1996, and December 30, 1995, and for the fiscal year ended December 31, 1994, has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Proxy Statement. The selected financial information as of December 31, 1994, has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, but have not been included in this Proxy Statement. The selected financial information as of and for the fiscal years ended January 1, 1994, and January 2, 1993, and as of and for the six months ended June 28, 1997, and June 29, 1996, has not been audited but, in the opinion of the Company, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the six months ended June 28, 1997, are not necessarily indicative of results for the entire year.

                                         SIX MONTHS ENDED(A)                      FISCAL YEAR(A)
                                         -------------------  ---------------------------------------------------
                                         JUNE 28,   JUNE 29,
                                          1997(B)     1996      1996(C)    1995(D)    1994(E)     1993      1992
                                          -------     ----      -------    -------    -------     ----      ----
                                                          (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
  Revenues                               $ 30,833   $ 31,298    $ 63,962   $ 52,880   $ 39,051   $27,849   $21,789
                                         --------   --------    --------   --------   --------   -------   -------
  Costs and Operating Expenses:
   Cost of revenues                        14,157     12,901      27,132     22,455     16,858    14,202    10,864
   Selling, general, and administrative
     expenses                               8,130      6,426      14,203     12,164      9,868     7,799     6,443
   Research and development expenses        4,070      3,691       7,498      7,111      7,135     5,851     4,328
   Write-off of acquired technology         --         --          4,909      --         --        --        --
                                         --------   --------    --------   --------   --------   -------   -------
                                           26,357     23,018      53,742     41,730     33,861    27,852    21,635
                                         --------   --------    --------   --------   --------   -------   -------
  Operating Income (Loss)                   4,476      8,280      10,220     11,150      5,190        (3)      154
  Interest and Other Income, Net            2,236      2,701       6,136      5,264      3,869     3,648     3,045
                                         --------   --------    --------   --------   --------   -------   -------
  Income Before Provision for Income
   Taxes                                    6,712     10,981      16,356     16,414      9,059     3,645     3,199
  Provision for Income Taxes                2,615      3,977       6,326      5,279      3,372     1,309     1,303
                                         --------   --------    --------   --------   --------   -------   -------
  Net Income                             $  4,097   $  7,004    $ 10,030   $ 11,135   $  5,687   $ 2,336   $ 1,896
                                         ========   ========    ========   ========   ========   =======   =======
  Earnings per Share                     $    .10   $    .17    $    .25   $    .27   $    .14   $   .06   $   .06
                                         ========   ========    ========   ========   ========   =======   =======
  Welighted Average Shares                 39,945     40,909      39,924     40,629     40,286    36,620    33,825
                                         ========   ========    ========   ========   ========   =======   =======
BALANCE SHEET DATA (at end of period):
  Working Capital                        $118,369   $ 74,884    $ 65,328   $ 64,610   $ 47,369   $19,048   $18,025
  Total Assets                            176,038    111,396     124,978    124,285    109,988    74,225    70,669
  Long-term Obligations                    70,000      8,532       --        11,642     33,450       600     2,520
  Common Stock Subject to Redemption        --         --          --         --         --        --        5,468
  Shareholders' Investment                 87,945     98,013     111,089    103,416     68,382    67,514    58,351

----------
(a) Financial data has been restated to reflect the May 1997 acquisition of International Technidyne Corporation, accounted for in a manner similar to a pooling-of-interests (see Note 12 to Consolidated Financial Statements of the Company).

(b) Reflects the May 1997 issuance of $70,000,000 principal amount of 4 3/4 % subordinated convertible obligations and conversion of $3,755,000 principal amount of noninterest-bearing subordinated obligations.

(c) Reflects conversion of $7,887,000 principal amount of noninterest-bearing subordinated convertible obligations and the December 1996 acquisition of Nimbus Medical, Inc.

(d) Reflects conversion of $21,808,000 principal amount of noninterest-bearing subordinated convertible obligations.

(e) Reflects the January 1994 issuance of $33,000,000 principal amount of noninterest-bearing subordinated convertible obligations due 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed under the caption "Forward- looking Statements."

 OVERVIEW

    The Company is a leader in the research, development, and manufacture of implantable left ventricular-assist systems. Its HeartMate devices are designed to perform substantially all or part of the pumping function of the left ventricle of the natural heart for patients suffering from cardiovascular disease.

    In general, a profit cannot be earned from the sale of an LVAS in the United States until approval of the device has been received from the FDA for commercial sale. Until such approval is obtained, only the direct and indirect costs of the LVAS can be recovered, which are included in the Company's revenues. With the FDA's approval of the air-driven LVAS, the Company began earning a profit on the sale of such systems in the fourth quarter of 1994. In October 1994, the Company announced a price increase in the U.S. for its air-driven LVAS that was phased in during a six-month period and more than doubled the average price of the air-driven LVAS.

    The Company derives its revenues from two types of sales: implementation programs and subsequent implants. Implementation programs consist of initial sales to new clinical centers or foreign distributors, as well as sales of a new system, such as the electric LVAS, to an existing customer. Revenues recorded from subsequent implants consist of sales to an existing customer other than the initial sale of the implementation program. In general, the Company receives greater revenues from the sale of an implementation program than from a subsequent implant.

    In December 1996, the Company acquired substantially all of the assets, subject to certain liabilities, of Nimbus Medical, Inc., a research and development organization. Nimbus has been involved in artificial heart technology for more than 20 years and has carried out research in two primary fields: ventricular-assist devices and total artificial hearts. Nimbus was instrumental in developing the basic technology for high-speed rotary blood pumps. Because of their smaller size, rotary blood pumps may potentially be used to provide cardiac support in small adults and in children.

    The Company's ITC subsidiary is a leading manufacturer of near-patient, whole-blood coagulation testing equipment and related disposables and also manufactures premium-quality, single-use skin- incision devices.

 RESULTS OF OPERATIONS

    First Six Months 1997 Compared With First Six Months 1996

    Revenues in the first six months of 1997 were $30,833,000, compared with $31,298,000 in the first six months of 1996. The decrease was primarily due to a $2,743,000 decrease in revenues from the Company's air-driven LVAS, offset in part by a $1,805,000 increase in revenues from the Company's electric LVAS. The Company expects that revenues from its LVAS will stabilize at current levels until the electric system is approved in the U.S. for commercial sale. The Company believes that this approval could occur during 1997; however, there can be no assurance that the Company will receive this approval within the expected time period, or at all. The decrease in revenues in 1997 was also offset in part by the inclusion of $1,142,000 in revenues from Nimbus, acquired in December 1996. In addition, other revenues decreased $670,000. This decrease included a reduction in revenues from ITC to $17,082,000 in the first six months of 1997 from $17,176,000 in the first six months of 1996.

    The gross profit margin decreased to 54% in the first six months of 1997 from 59% in the first six months of 1996, primarily due to increased revenues from lower-margin electric LVAS systems, increased warranty costs due to a Company-initiated modification of certain of its systems, completed in the first quarter of 1997, and, to a lesser extent, the inclusion of low-margin revenues from Nimbus. The Company announced an overall price increase of approximately 10% in the electric LVAS product line effective June 28, 1997, to help offset increased production costs.

    Selling, general, and administrative expenses as a percentage of revenues increased to 26% in the first six months of 1997 from 21% in the first six months of 1996, primarily due to higher marketing expenses as a result of an increase in the Company's LVAS sales force and, to a lesser extent, an increase in sales personnel and promotional expenses at ITC.

    Research and development expenses of $4,070,000 and $3,691,000 in the first six months of 1997 and 1996, respectively, primarily reflect the Company's continued development of the LVAS.

    Interest income decreased to $2,685,000 in the first six months of 1997 from $2,704,000 in the first six months of 1996, primarily as a result of lower average invested balances.

    Interest expense increased to $449,000 in the first six months of 1997 from $55,000 in the first six months of 1996, primarily as a result of the issuance and sale at par of $70,000,000 principal amount of 4 3/4 % convertible subordinated debentures due 2004 for net proceeds of $68,100,000.

    The effective tax rates were 39% and 36% in the first six months of 1997 and 1996, respectively. The effective tax rates exceeded the statutory federal income tax rate primarily due to the impact of state income taxes. The effective tax rate increased in 1997 due to the full utilization of certain state tax loss carryforwards in 1996.

    1996 Compared With 1995

    Revenues in 1996  increased 21% to  $63,962,000  from  $52,880,000  in 1995, primarily due to a $9,377,000 increase in LVAS sales and, to a lesser extent, a $1,705,000 increase in ITC product sales. The increase in LVAS revenues reflects a 61% increase in the number of air-driven and electric LVAS units shipped for subsequent implant and a 30% increase in the number of LVAS implementation programs sold during 1996. ITC revenue growth resulted primarily from a $1.4 million increase in sales of skin-incision devices due to an increase in demand.

    The gross profit margin remained constant at 58% in 1996 and 1995. The LVAS product gross profit margin increased to 60% in 1996 from 57% in 1995, primarily due to an increase in revenues from higher-margin implementation programs, an increase in sales volume and, to a lesser extent, manufacturing efficiencies. These increases were offset in part by costs associated with modifications made to the Company's LVAS. In addition, the gross profit margin at ITC decreased slightly to 57% in 1996 from 58% in 1995, due primarily to increased costs associated with an additional facility.

    Selling, general, and administrative expenses as a percentage of revenues decreased slightly to 22% in 1996 from 23% in 1995. LVAS-related expenses as a percentage of revenues remained constant at 20% in 1996 and 1995. Higher marketing expenses due to an increase in the Company's LVAS sales force were offset by lower expenses as a percentage of revenues due to an increase in LVAS sales volume. Selling, general, and administrative expenses as a percentage of revenues declined slightly at ITC to 24% in 1996 from 25% in 1995 due to an increase in revenues.

    Research and development expenses of $7,498,000 in 1996 and $7,111,000 in 1995 reflect the Company's continued commitment to product development.

    In connection with the December 1996 acquisition of Nimbus, the Company wrote off $4,909,000, which represents the portion of the purchase price allocated to technology in development based on estimated replacement cost (see
Note 3 to Consolidated Financial Statements of the Company).

    Interest income increased to $5,297,000 in 1996 from $5,117,000 in 1995, primarily as a result of higher invested balances. Interest expense decreased to $80,000 in 1996 from $274,000 in 1995, primarily as a result of lower amortization of deferred issuance costs associated with the Company's noninterest- bearing subordinated convertible debentures due to the conversion of $7,887,000 principal amount of these debentures in 1996.

    The Company recorded a gain on sale of investments, net, of $919,000 in 1996, compared with $421,000 in 1995 (see Note 2 to Consolidated Financial Statements of the Company).

    The effective tax rates were 39% and 32% in 1996 and 1995, respectively. The effective tax rate in 1996 exceeded the statutory federal income tax rate primarily due to the impact of state income taxes. The effective tax rate in 1995 was below the statutory federal income tax rate due to the reversal of a tax valuation allowance that was no longer required.

    1995 Compared With 1994

    Revenues  increased 35% in 1995 to  $52,880,000  from  $39,051,000  in 1994, primarily due to a $10,184,000 increase in LVAS sales and, to a lesser extent, a $3,645,000 increase in ITC product sales. LVAS revenues in 1995 increased approximately 47% as a result of the price increase that was phased in during the fourth quarter of 1994 and the first two quarters of 1995. Revenues also increased due to a 43% increase in the number of air-driven and electric LVAS units shipped during 1995 compared with 1994. The number of implementation programs sold in 1995 were comparable to those sold in 1994. ITC revenue growth resulted primarily from sales of new blood coagulation products, as well as a $1.6 million increase in sales of skin-incision devices due primarily to an increase in demand.

    The gross profit margin increased to 58% in 1995 from 57% in 1994. The LVAS product gross profit margin increased to 57% in 1995 from 51% in 1994, primarily due to the price increase and, to a lesser extent, the increase in sales volume and improvements in manufacturing efficiencies. The gross profit margin at ITC decreased to 58% in 1995 from 59% in 1994 as a result of increased costs associated with new blood coagulation products.

    Selling, general, and administrative expenses decreased to 23% in 1995 from 25% in 1994. This decrease is primarily due to a decrease in LVAS-related expense from 27% in 1994 to 20% in 1995 reflecting lower expenses as a percentage of revenue due to an increase in sales volume, offset in part by higher marketing expenses to increase the Company's sales force.

    Research and development expense of $7,111,000 in 1995 and $7,135,000 in 1994 reflect the Company's continued commitment to product development.

    Interest income increased to $5,117,000 in 1995 from $4,147,000 in 1994, principally due to higher prevailing interest rates in 1995 compared with 1994. Interest expense decreased to $274,000 in 1995 from $375,000 in 1994, primarily as a result of lower amortization of deferred issuance costs associated with the Company's noninterest-bearing subordinated convertible debentures due to the conversion of $21,358,000 principal amount of these debentures in 1995.

    The effective tax rate decreased to 32% in 1995 from 37% in 1994, primarily due to the reversal of a tax valuation allowance that was no longer required.

 LIQUIDITY AND CAPITAL RESOURCES

    Consolidated working capital was $118,369,000 at June 28, 1997, compared with $65,328,000 at December 28, 1996. Cash, cash equivalents, and short- and long-term available-for-sale investments were $128,422,000 at June 28, 1997, compared with $81,532,000 at December 28, 1996. During the first six months of 1997, $3,207,000 of cash was provided by operating activities. The Company used cash of $1,193,000 to fund an increase in inventories due to increased production of the electric LVAS and, to a lesser extent, inventories related to government contracts at Nimbus. The Company also used cash of $1,145,000 to fund an increase in accounts receivable due to a high level of sales in June 1997.

    Excluding purchases, sales, and maturities of available-for-sale investments, the Company's investing activities primarily consisted of capital additions. During the first six months of 1997, the Company expended $1,384,000 on purchases of property, plant, and equipment. During the remainder of 1997, the Company expects to make capital expenditures of approximately $2,300,000, principally for manufacturing and tooling equipment and leasehold improvements.

    During the first six months of 1997, the Company's financing activities provided $44,915,000 of cash. In May 1997, the Company issued and sold at par $70,000,000 principal amount of 4 3/4 % subordinated convertible debentures due 2004 for net proceeds of $68.1 million.

    Through a series of actions commencing in August 1996, the Company's Board of Directors has authorized the repurchase through various dates ending in June 1998 of up to $50.0 million of its own securities in the open market, or in negotiated transactions. Any repurchases under the Company's authorizations are funded from working capital. Through June 28, 1997, the Company had committed $37,389,000 under these authorizations. Of this amount, $23,889,000 was paid during the first six months of 1997, and $7,835,000 was payable on June 28, 1997, in settlement of trades executed prior to that date.

    The Company believes that it has adequate resources to meet its financial needs for the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

    In connection with the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1997 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

    Uncertainty of Regulatory Approval for Biomedical Devices. The Company's biomedical devices, including its LVAS, are subject to approval by the FDA before commercial sale of such devices may commence in the U.S. The Company is also subject to regulatory requirements in foreign countries in which the Company markets its devices. The process of obtaining regulatory approvals is lengthy, expensive, and inherently uncertain. Even after FDA and other regulatory approvals have been obtained, such approvals can be suspended or revoked if the Company's products do not continue to satisfy regulatory requirements. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, recalls of products, operating restrictions, and criminal prosecutions.

    In October 1994, the Company received FDA approval for the commercial sale of its pneumatic LVAS. In April 1994, the Company received the CE Mark for commercial sale of the pneumatic LVAS in all European Union countries. The Company's HeartPak portable console received the CE Mark in February 1995 and the HeartPak is currently in Phase I clinical trials in the U.S. The Company's electric LVAS is currently in use in clinical trials in the U.S. These trials are testing the safety and efficacy of the device as both a bridge to transplant and as an alternative to medical therapy. The electric LVAS received the CE Mark in August 1995.

    No assurance can be given that the Company will file a supplement to its PMA application with the FDA with respect to its electric LVAS on a timely basis, or at all, or that the PMA supplement, if filed, will be reviewed by the FDA on a timely basis or will ultimately be approved by the FDA. In addition, any design changes to the Company's LVAS, including use of the portable console for the pneumatic LVAS, must be approved pursuant to a supplement to an approved PMA application. Failure of the

Company to obtain FDA approval for the commercial sale of the electric LVAS, either as a bridge to transplant or as an alternative to medical therapy, would have a material adverse effect on the Company's long-term growth prospects. In addition, failure of the Company to obtain approval for the HeartPak portable console would require patients supported by the pneumatic LVAS to remain hospitalized. This could materially restrict the market for the pneumatic LVAS.

    Uncertainty of Patient Reimbursement. The cost of implanting a cardiac support system is substantial. Without the financial support of the government or third-party insurers, the market for the Company's devices and equipment will be limited. Medicare and Medicaid limit the reimbursement that U.S. hospitals receive for treating certain medical conditions by setting maximum fees that can be charged to their patients. Under these systems, hospitals are paid a fixed amount for treating each patient with a particular diagnosis. Private insurers also have initiated reimbursement systems designed to slow the escalation of healthcare costs. In addition, the federal government is considering, and certain state governments are considering or have adopted, new healthcare policies intended to curb rising costs. Such policies include rationing of government-funded reimbursement for healthcare services and imposing price controls upon providers of medical products and services. These policies could have the effect of limiting the availability of reimbursement for procedures, such as the implantation of an LVAS, that involve prolonged treatment of critically ill patients.

    In November 1995, the HCFA issued a decision that extends Medicare coverage to the Company's HeartMate pneumatic LVAS. Several major nongovernment insurers have already agreed to offer coverage for the pneumatic LVAS. Even though reimbursement has been established by HCFA and by certain nongovernment insurers, the amount of available reimbursement may change, and reimbursement may be denied by an insurer under certain circumstances, including if it is determined that a procedure was not the most cost-effective treatment method, was experimental, or was used for an unapproved indication. No assurance can be given that additional third-party reimbursement for the pneumatic LVAS will be granted within a reasonable period of time, or at all. The unavailability of third-party reimbursement for procedures involving the Company's systems or for the Company's biomedical devices would have a material adverse effect on the Company's business.

    Uncertainty of Opinion Leader Acceptance and Support. A limited number of cardiac surgeons and cardiologists influence medical device selection and purchase decisions for a large portion of the target patient population. The Company will achieve its business objectives only if its LVAS are recommended for use by such opinion leaders. In addition, acceptance by these physicians of ITC's whole-blood coagulation monitoring systems and Coumadin monitors is also important to the success of the Company's business. The Company has developed working relationships with a number of leading medical centers, and its existing and proposed LVAS and ITC's blood coagulation monitoring systems have been well received by opinion leaders in cardiac surgery and cardiology. Moreover, since the inception of its work on cardiac support systems in 1966, the Company has relied upon surgical teams at medical institutions to perform clinical trials that are necessary for obtaining FDA approvals. A continuing working relationship with those and other institutions will be important to the success of the Company. No assurance can be given that existing relationships and arrangements can be maintained or that new relationships will be established. Furthermore, economic, psychological, ethical, and other concerns may limit acceptance of heart-assist devices in general, and there can be no assurance that markets of sufficient size will develop for the Company's LVAS.

    Technological Change and Competition. The Company is aware of only one other company performing clinical trials of intermediate or long-term LVAS support in humans. However, there are many organizations engaged in the development of various types of cardiac support systems, including a total artificial heart. As other organizations realize the commercial potential for LVAS, the Company believes that competition will intensify. Further, ITC has several competitors in the coagulation monitoring instrument market. Although the length of the regulatory approval process for medical equipment and devices such as LVAS is a barrier to entry into these markets, the Company's products could be rendered obsolete or uneconomical by technological advances by one or more of the Company's present competitors or by future entrants into the markets in which the Company competes. Many manufacturers of medical devices have greater research and development, manufacturing, and marketing resources than those of the Company.

    Availability of Components and Raw Materials. The Company relies on a number of custom- designed components and materials supplied by other companies to manufacture its LVAS. The Company is making efforts to minimize the risks associated with sole sources and ensure long-term availability, including qualifying alternative materials and components or developing alternative sources for materials and components supplied by a single source. Although the Company believes that it has adequate supplies of materials and components to meet demand for its products for the foreseeable future, no assurance can be given that the Company will not experience shortages of certain materials or components in the future that could delay shipments of its products. The cost to the Company to evaluate and test alternative materials and components and the time necessary to obtain FDA approval for these materials are inherently difficult to determine because both time and cost are dependent on at least two factors: the similarity of the alternative material or component to the original material or component, and the amount of third-party testing that may have already been completed on alternative materials or components. There can be no assurance that the substitution of alternative materials or components would not cause delays in the Company's LVAS development programs or adversely affect the Company's ability to manufacture and ship LVAS to meet demand.

    Intellectual Property Rights. The Company relies principally upon trade secret protection and, to a lesser extent, patents to protect its proprietary rights with respect to its LVAS and its reagents, however, with respect to its coagulation equipment and skin-incision products, the Company relies principally on patents to protect its proprietary rights. No assurance can be given that the Company will be able to effectively protect its patents and trade secrets, or that competitors will not independently develop equivalent technology or design around the Company's patents. The Company's competitive position could be adversely affected if the Company is unable to protect adequately its proprietary rights. In addition, there can be no assurance that third parties will not assert claims against the Company that the Company infringes the intellectual property rights of such parties. The Company could incur substantial costs and diversion of management resources with respect to the defense of any such claims, which could have a material adverse effect on the Company's business, financial condition, and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute or market its products and services in the U.S. or abroad. In the event that a claim relating to intellectual property is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such licenses could be obtained on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture, or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition, and results of operations. The Company has received correspondence from a third party alleging that the textured surface of the LVAS infringes certain patent rights of such third party. The Company believes that it has meritorious defenses to the claims of the third party. However, no assurance can be given that the Company would be successful if litigation was commenced or that others will not claim that the Company infringes their intellectual property rights.

    Limited Manufacturing and Marketing Experience. Prior to FDA approval of commercial sale of the pneumatic LVAS, the Company was engaged only in the research and development of its LVAS. Since that time, the Company has been building its manufacturing, marketing, and sales capabilities. Although the Company has not experienced difficulties in manufacturing its LVAS at volumes, cost, and quality levels sufficient to satisfy the increased demand resulting from commercial approval, no assurance can be given that the Company will not encounter difficulties as sales volumes increase or new products and/or components are approved for commercial sale. The

Company does not have experience in the large-scale commercialization of medical devices. Although the Company has added sales and marketing staff and is expanding its distribution capabilities worldwide, no assurance can be given that the Company will be able to market and sell its products successfully in high volumes.

    Product Liability. The Company faces an inherent business risk of exposure to product liability claims relating to the use of its products. Although the Company currently maintains product liability insurance against this risk, there can be no assurance that it will continue to be able to obtain such coverage at economically feasible rates, if at all, or that such coverage will be adequate in terms and scope to completely protect the Company in the event of a successful product liability claim.

    International Operations and International Sales. In 1996, sales originating outside the U.S. and U.S. export sales accounted for approximately 19% of the Company's total revenues, including ITC. The Company anticipates that sales outside the U.S. and U.S. export sales will continue to account for a significant percentage of the Company's total revenues. The Company intends to continue to expand its presence in international markets. International revenues are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs or adopt other restrictions on foreign trade; U.S. export licenses may be difficult to obtain; the protection of intellectual property in foreign countries may be more difficult to enforce; and fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency. There can be no assurance that any of these factors will not have a material effect on the Company's business and results of operations.

                                 STOCK OWNERSHIP

    The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermedics, the Company's parent company, and of Thermo Electron, Thermedics' parent company, as of July 31, 1997, with respect to (i) each person who was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company,
(iii) the chief executive officer of the Company and other executive officers of the Company who, during the last completed fiscal year of the Company, met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules, and (iv) all directors and current executive officers as a group.

    While certain directors and executive officers of the Company are also directors and executive officers of Thermo Electron or its subsidiaries other than the Company, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermedics or by Thermo Electron, as the case may be.


                                               THERMO                                         THERMO ELECTRON
                                        CARDIOSYSTEMS INC.(2)      THERMEDICS INC.(3)          CORPORATION(4)
                                        ---------------------      ------------------          --------------
                                       NUMBER OF    PERCENTAGE   NUMBER OF    PERCENTAGE    NUMBER     PERCENTAGE
              NAME(1)                    SHARES      OF CLASS      SHARES      OF CLASS    OF SHARES    OF CLASS
              -------                    ------      --------      ------      --------    ---------    --------
Putnam Investments, Inc.(5)             3,806,602       9.8             N/A       N/A            N/A       N/A
Thermo Electron Corporation(6)          3,448,708       8.8      21,142,303      57.6            N/A       N/A
Thermedics Inc.(7)                     19,757,612      50.7             N/A       N/A            N/A       N/A
Walter J. Bornhorst                        20,900         *               0         *          9,415         *
Elias P. Gyftopoulos                       14,500         *           4,500         *         71,070         *
John T. Keiser                             35,750         *          21,093         *        114,497         *
Timothy J. Krauskopf                       64,896         *             843         *          1,506         *
Leonard Laster                             33,619         *               0         *              0         *
Victor L. Poirier                         198,007         *          71,195         *         51,398         *
Betty A. Silverstein-Russell              141,800         *          13,455         *         24,209         *
John W. Wood Jr.                           60,332         *         179,049         *        265,999         *
Nicholas T. Zervas                         47,258         *          26,559         *              0         *
All directors and current executive
  officers together as a group
  (11 persons)                            619,483       1.6         401,414       1.1      1,306,356         *

----------
 *  Reflects ownership of less than 1% of the outstanding common stock.

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) The shares of Common Stock shown in the table reflect a three-for-two split of such stock distributed in May 1996 in the form of a 50% stock dividend. Shares of Common Stock beneficially owned by Dr. Bornhorst, Dr. Gyftopoulos, Mr. Keiser, Mr. Krauskopf, Dr. Laster, Mr. Poirier, Ms. Silverstein-Russell, Mr. Wood, Dr. Zervas and all directors and executive officers as a group include 20,750, 14,500, 35,750, 62,000, 1,000, 155,850, 98,975, 53,450,
    12,700 and 454,975 shares, respectively, that such person or group has the right to acquire within 60 days of July 31, 1997, through the exercise of stock options. Shares beneficially owned by Dr. Laster, Dr. Zervas and all directors and executive officers as a group include 2,219, 7,108 and 9,327 full shares, respectively, that had been allocated through July 31, 1997, to their respective accounts maintained under the Company's deferred compensation plan for directors. Shares of Common Stock beneficially owned by Ms. Silverstein-Russell include 157 shares owned by her spouse and 13,500 shares her spouse has the right to acquire within 60 days of July 31, 1997, through the exercise of stock options. Shares of Common Stock beneficially owned by Mr. Wood include 1,122 shares held by him as custodian for two minor children.

(3) Shares of the common stock of Thermedics beneficially owned by Dr. Gyftopoulos, Mr. Keiser, Mr. Poirier, Ms. Silverstein-Russell, Mr. Wood, Dr. Zervas and all directors and executive officers as a group include 4,500, 17,300, 30,100, 12,000, 130,700, 8,650 and 272,250 shares, respectively, that such person or group had the right to acquire within 60 days after July 31, 1997, through the exercise of stock options. Shares of the common stock of Thermedics beneficially owned by Mr. Krauskopf and all directors and executive officers as a group include 843 and 3,604 shares, respectively, allocated through July 31, 1997, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan (the "ESOP"), of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron. Shares beneficially owned by Dr. Zervas and all directors and executive officers as a group include 7,409 full shares allocated through July 31, 1997, to Dr. Zervas' account maintained pursuant to Thermedics' deferred compensation plan for directors. Shares of common stock of Thermedics beneficially owned by Mr. Wood include 2,600 shares held by him as custodian for two minor children.

(4) The shares of the common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock distributed in June 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermo Electron beneficially owned by Dr. Gyftopoulos, Mr. Keiser, Mr. Krauskopf, Mr. Poirier, Ms. Silverstein-Russell, Mr. Wood and all directors and executive officers as a group include 9,375, 84,397, 100, 46,250, 20,887, 230,458 and
    1,022,289 shares, respectively, that such person or group has the right to acquire within 60 days of July 31, 1997, through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Ms. Silverstein- Russell include 168 shares owned by her spouse. Shares of the common stock of Thermo Electron beneficially owned by Mr. Krauskopf and all directors and executive officers as a group include 849 and 4,107 full shares, respectively, allocated through July 31, 1997 to their respective accounts maintained pursuant to the ESOP.

(5) Information regarding the number of shares of Common Stock beneficially owned by Putnam Investments, Inc. is based on the most recent Schedule 13G of Putnam Investments, Inc. received by the Company, which reported such ownership as of December 31, 1996. The address of Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109. Based on such information, Putnam Investments, Inc. beneficially owned approximately 9.8% of the Common Stock outstanding as of July 31, 1997.

(6) Included in the shares of Common Stock beneficially owned by Thermo Electron are the 3,355,705 Shares to be issued in connection with the acquisition of ITC by the Company. As of July 31, 1997, and including such Shares, Thermo Electron beneficially owned approximately 8.8% of the outstanding Common Stock. Thermedics, which beneficially owns approximately 50.7% of the outstanding Common Stock, is a majority-owned subsidiary of Thermo Electron and, therefore, Thermo Electron may be deemed the beneficial owner of the shares of Common Stock beneficially owned by Thermedics. Thermo Electron disclaims beneficial ownership of such shares. Thermo Electron's address is 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046.

(7) As of July 31, 1997, Thermedics beneficially owned approximately 50.7% of the outstanding Common Stock. Thermedics' address is 470 Wildwood Street, P.O. Box 2999, Woburn, Massachusetts 01888-2999. As of July 31, 1997, Thermedics had the power to elect all of the members of the Company's Board of Directors. Thermedics is a majority-owned subsidiary of Thermo Electron and therefore, Thermo Electron may be deemed a beneficial owner of the shares of Common Stock beneficially owned by Thermedics. Thermo Electron disclaims beneficial ownership of these shares.

                          RELATIONSHIP WITH AFFILIATES

    Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries, and Thermedics has created the Company as a publicly held, majority-owned subsidiary. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Company and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

    Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly,
(2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

    To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

    The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Company, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo
Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

    As provided in the Charter, the Company and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Company. The Company was assessed an annual fee equal to 1.0% of the Company's revenues for these services for calendar 1996. The fee is reviewed annually and may be changed by mutual agreement of the Company and Thermo Electron. During fiscal 1996, Thermo Electron assessed the Company $958,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Company. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Company based on charges attributable to the Company. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Company upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Company ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services
Agreement, the Company will be required to pay a termination fee equal to the fee that was paid by the Company for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Company or as required in order to meet the Company's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Company a fee equal to the market rate for comparable services if such services are provided to the Company following termination.

    From time to time the Company may transact business with other companies in the Thermo Group. In fiscal 1996, these transactions included the following.

    The Company subleases office and research facilities from Thermedics and pays to Thermedics a pro rata amount based on the actual square footage occupied by the Company, at a rate approximately equal to Thermedics' rent per square foot under its prime lease. This sublease expires in 1999. The Company paid approximately $116,000 to Thermedics in sublease payments during 1996. The Company also pays Thermedics for the Company's portion of certain expenses shared with Thermedics at the subleased facilities. In 1996, the Company paid Thermedics $222,000 for such expenses.

    As of December 28, 1996, $1,018,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company and have a maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

    Thermedics beneficially owned approximately 54% of the Company's outstanding Common Stock on December 28, 1996. Thermedics intends for the foreseeable future to maintain at least 50% ownership of the Company. This may require the purchase by Thermedics of additional shares of the Company's Common Stock from time to time as the number of outstanding shares issued by the Company increases. These purchases may be made either in the open market or directly from the Company.

    Thermo Electron's Tecomet division provides metal fabrication services in connection with the manufacture of the heart assist devices sold by the Company. During 1996, the Company paid Tecomet $2,892,000 for these services.

    Dr. Elias P. Gyftopoulos, Dr. Nicholas T. Zervas and Messrs. Mr. John T. Keiser, Victor L. Poirier, John W. Wood Jr., John N. Hatsopoulos and Paul F. Kelleher, directors and/or executive officers of the Company, are also directors and/or executive officers of Thermedics and/or Thermo Electron.

STOCK HOLDING ASSISTANCE PLAN

    During 1996, the Human Resources Committee of the Company's Board of Directors (the "Committee") established a stock holding policy for executive officers of the Company. The stock holding policy specifies an appropriate level of ownership of the Company's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is one times his base salary and reference bonus for the calendar year. For all other officers, the multiple is one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period.

    In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Company is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid to the Company upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. No such loans are currently outstanding under the plan.

                                 RECOMMENDATION

    The Board of Directors believes that the proposal is in the best interest of the Company and its Stockholders and recommends that the Stockholders vote "FOR" the approval of the listing of Shares of the Company's Common Stock on the AMEX in connection with the acquisition of ITC. If not otherwise specified, proxies will be voted FOR approval of this proposal. Thermedics and Thermo Electron, which beneficially owned an aggregate of approximately % of the outstanding Common Stock as of the Record Date (before giving effect to the issuance of the Shares pursuant to the Merger Agreement), have sufficient votes to approve the proposal and have indicated their intention to vote for the proposal.

                                  OTHER ACTION

    Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                              STOCKHOLDER PROPOSALS

    Proposals of Stockholders intended to be presented at the 1998 Annual Meeting of the Stockholders of the Company must be received by the Company for inclusion in the proxy statement and form of proxy relating to that meeting no later than January 12, 1998.

                             SOLICITATION STATEMENT

    The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily by mail, but regular employees of the Company may solicit proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Company will reimburse such parties for their reasonable charges and expenses in connection therewith.

Woburn, Massachusetts
October   , 1997

                         INDEX TO FINANCIAL STATEMENTS


                                                                            PAGE
                                                                            ----
THERMO CARDIOSYSTEMS INC.

   Report of Independent Public Accountants ..............................  F-2
   Consolidated Statement of Income for the six months ended June
     28, 1997, and June 29, 1996, and the years ended December 28, 1996,
     December 30, 1995, and December 31, 199 .............................  F-3
   Consolidated Balance Sheet as of June 28, 1997, December 28,
     1996, and December 30, 1995 .........................................  F-4
   Consolidated  Statement of Cash Flows for the six months ended
     June 28, 1997, and June 29, 1996,  and the years ended
     December  28,  1996,  December 30,
     1995, and December 31, 1994 .........................................  F-5
   Consolidated  Statement of Shareholders'  Investment for the six
     months ended June 28, 1997, and the years ended December 28, 1996,
     December 30, 1995, and December 31, 1994 ............................  F-6
   Notes to Consolidated Financial Statements ............................  F-7

INTERNATIONAL TECHNIDYNE CORPORATION

   Report of Independent Public Accountants ..............................  F-19
   Consolidated Statement of Income for the years ended December
     28,  1996,  December 30,  1995,  and  December  31, 1994 ............  F-20
   Consolidated Balance Sheet as of December 28, 1996,
     and December 30, 1995 ...............................................  F-21
   Consolidated Statement of Cash Flows for the years ended December
     28,  1996,  December 30,  1995,  and  December  31, 1994 ............  F-22
   Consolidated Statement of Parent Company Investment for the
     years ended December 28, 1996, December 30, 1995, and December
     31, 1994 ............................................................  F-23
   Notes to Consolidated Financial Statements ............................  F-24

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of THERMO CARDIOSYSTEMS INC.:

    We have audited the accompanying consolidated balance sheet of Thermo Cardiosystems Inc. (a Massachusetts corporation and 54%-owned subsidiary of Thermedics Inc.) and subsidiary as of December 28, 1996, and December 30, 1995, and the related consolidated statements of income, shareholders' investment, and cash flows for each of the three years in the period ended December 28, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Cardiosystems Inc. and subsidiary as of December 28, 1996, and December 30, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles.


                                         ARTHUR ANDERSEN LLP




Boston, Massachusetts
May 2, 1997 (except with
respect to the matter
discussed in Note 12
as to which the date is
May 9, 1997)

                           THERMO CARDIOSYSTEMS INC.
                        CONSOLIDATED STATEMENT OF INCOME
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                         SIX MONTHS ENDED
                                                                         ----------------
                                                                       JUNE 28,     JUNE 29,
                                                                         1997        1996          1996          1995         1994
                                                                         ----        ----          ----          ----         ----
                                                                           (UNAUDITED)
Revenues (Note 11) ................................................    $ 30,833     $ 31,298     $ 63,962     $ 52,880     $ 39,051
                                                                       --------     --------     --------     --------     --------
Costs and Operating Expenses:
   Cost of revenues ...............................................      14,157       12,901       27,132       22,455       16,858
   Selling, general, and administrative expenses (Note 7) .........       8,130        6,426       14,203       12,164        9,868
   Research and development expenses ..............................       4,070        3,691        7,498        7,111        7,135
   Write-off of acquired technology (Note 3) ......................        --           --          4,909         --           --
                                                                       --------     --------     --------     --------     --------
                                                                         26,357       23,018       53,742       41,730       33,861
                                                                       --------     --------     --------     --------     --------
Operating Income ..................................................       4,476        8,280       10,220       11,150        5,190
Interest Income ...................................................       2,685        2,704        5,297        5,117        4,147
Interest Expense (Notes 6 and 12) .................................        (449)         (55)         (80)        (274)        (375)
Gain on Sale of Investments, Net (Note 2) .........................        --             52          919          421           97
                                                                       --------     --------     --------     --------     --------
Income Before Provision for Income Taxes ..........................       6,712       10,981       16,356       16,414        9,059
Provision for Income Taxes (Note 5) ...............................       2,615        3,977        6,326        5,279        3,372
                                                                       --------     --------     --------     --------     --------
Net Income ........................................................    $  4,097     $  7,004     $ 10,030     $ 11,135     $  5,687
                                                                       ========     ========     ========     ========     ========
Earnings per Share ................................................    $    .10     $    .17     $    .25     $    .27     $    .14
                                                                       ========     ========     ========     ========     ========
Weighted Average Shares ...........................................      39,945       40,909       39,924       40,629       40,286
                                                                       ========     ========     ========     ========     ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           THERMO CARDIOSYSTEMS INC.
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)


                                                                                        JUNE 28,
                                                                                          1997              1996             1995
                                                                                          ----              ----             ----
                                                                                      (UNAUDITED)
                                          ASSETS
Current Assets:
   Cash and cash equivalents .................................................        $  62,235         $   1,157         $   4,441
   Short-term available-for-sale investments, at quoted
     market value (amortized cost of $40,413, $46,511, and
     $45,392; Note 2) ........................................................           40,391            46,455            46,123
   Accounts receivable, less allowances of $837, $736, and $571 ..............           14,572            13,490             9,625
   Inventories ...............................................................           15,057            13,870             9,835
   Prepaid and refundable income taxes (Note 5) ..............................            4,182             4,202             3,744
   Prepaid expenses ..........................................................               25                43                69
                                                                                      ---------          --------          --------
                                                                                        136,462            79,217            73,837
                                                                                      ---------          --------          --------
Property, Plant, and Equipment, at Cost ......................................           17,007            15,834            13,416
   Less: Accumulated depreciation and amortization ...........................            8,383             7,334             5,518
                                                                                      ---------          --------          --------
                                                                                          8,624             8,500             7,898
                                                                                      ---------          --------          --------
Long-term Available-for-sale Investments, at Quoted Market
  Value (amortized cost of $25,782, $33,929, and $39,795; Note 2) ............           25,796            33,920            39,953
                                                                                      ---------          --------          --------
Prepaid Income Taxes (Note 5) ................................................            2,704             2,704             1,865
                                                                                      ---------          --------          --------
Other Assets .................................................................            2,452               637               732
                                                                                      ---------          --------          --------
                                                                                      $ 176,038         $ 124,978         $ 124,285
                                                                                      =========         =========         =========
                         LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
   Current maturity of subordinated convertible
     obligations (Notes 6 and 12) ............................................        $    --           $   3,755         $    --
   Accounts payable ..........................................................            2,970             3,502             3,044
   Accrued payroll and employee benefits .....................................            2,068             2,675             2,754
   Accrued warranty expenses .................................................              875               770               768
   Accrued income taxes ......................................................            1,225              --                --
   Other accrued expenses ....................................................            2,789             3,120             2,364
   Payable for repurchase of Company common stock ............................            7,835              --                --
   Due to parent company and Thermo Electron Corporation .....................              331                67               297
                                                                                      ---------          --------          --------
                                                                                         18,093            13,889             9,227
                                                                                      ---------          --------          --------
Subordinated Convertible Obligations (Notes 6 and 12) ........................           70,000              --              11,642
                                                                                      ---------          --------          --------
Commitments and Contingency (Notes 7 and 8)
Shareholders' Investment (Notes 4 and 9):
   Common stock, $.10 par value, 100,000,000 shares
     authorized; 40,520,521, 40,227,962, and 26,364,084
     shares issued ...........................................................            4,052             4,023             2,636
   Capital in excess of par value ............................................           97,174            93,234            84,125
   Retained earnings .........................................................           27,174            22,727            18,264
   Treasury stock at cost, 1,477,956, 235,509, and 18,097
     shares ..................................................................          (40,479)           (8,854)           (2,186)
   Cumulative translation adjustment .........................................               29              --                --
   Net unrealized gain (loss) on available-for-sale
     investments (Note 2) ....................................................               (5)              (41)              577
                                                                                      ---------          --------          --------
                                                                                         87,945           111,089           103,416
                                                                                      ---------          --------          --------
                                                                                      $ 176,038         $ 124,978         $ 124,285
                                                                                      =========         =========         =========



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           THERMO CARDIOSYSTEMS INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         SIX MONTHS ENDED
                                                                         ----------------
                                                                        JUNE 28,    JUNE 29,
                                                                          1997        1996         1996         1995         1994
                                                                          ----        ----         ----         ----         ----
                                                                             (UNAUDITED)
Operating Activities:
   Net income .....................................................    $  4,097     $  7,004     $ 10,030     $ 11,135     $  5,687
   Adjustments to reconcile net income to net cash provided
     by operating activities:
       Write-off of acquired technology (Note 3) ..................        --           --          4,909         --           --
       Depreciation and amortization ..............................       1,265        1,181        2,182        2,013        1,492
       Provision for losses on accounts receivable ................          60           30          165          120          213
       Gain on sale of investments, net (Note 2) ..................        --            (52)        (919)        (421)         (97)
       Deferred income tax expense (benefit) ......................        --           --         (1,838)      (1,775)         114
       Other noncash expenses (income) ............................         (13)          72           60           36          (20)
       Changes in current accounts, excluding the effects
        of acquisition:
          Accounts receivable .....................................      (1,145)      (2,010)      (4,017)      (1,045)      (3,338)
          Inventories .............................................      (1,193)      (2,653)      (3,976)      (3,513)        (829)
          Refundable income taxes .................................          17           31          873         (780)         102
          Other current assets ....................................        --           --             26           43          (98)
          Accounts payable ........................................        (534)         (70)         458        1,045          250
          Other current liabilities ...............................         653        1,636        2,586        2,316        2,057
                                                                        -------      -------     --------     --------      -------
Net cash provided by operating activities .........................       3,207        5,169       10,539        9,174        5,533
                                                                        -------      -------     --------     --------      -------
Investing Activities:
   Acquisition (Note 3) ...........................................        --           --         (5,013)        --           --
   Proceeds from sale and maturities of available-for-sale
     investments ..................................................      57,421       51,014       89,615       84,782       32,121
   Purchases of available-for-sale investments ....................     (43,176)     (48,837)     (83,947)     (92,707)     (54,988)
   Purchases of property, plant, and equipment ....................      (1,384)      (1,552)      (2,570)      (3,347)      (2,183)
   Increase in other assets and other .............................          54          (45)        (134)        (218)        (150)
                                                                        -------      -------     --------     --------      -------
Net cash provided by (used in) investing activities ...............      12,915          580       (2,049)     (11,490)     (25,200)
                                                                        -------      -------     --------     --------      -------
Financing Activities:
  Purchase of Company common stock ................................     (23,889)        --         (5,665)        --           --
   Net proceeds from issuance of Company common stock .............         409          563          741          947          593
   Payment of withholding taxes related to stock option
     exercises ....................................................         (94)        --         (1,283)      (1,500)      (1,158)
   Transfers to Thermo Electron from International
     Technidyne ...................................................         350       (3,012)      (5,567)      (2,158)      (3,299)
   Net proceeds from issuance of subordinated convertible
     obligations (Notes 6 and 12) .................................      68,139         --           --           --         31,968
                                                                        -------      -------     --------     --------      -------
Net cash provided by (used in) financing activities ...............      44,915       (2,449)     (11,774)      (2,711)      28,104
                                                                        -------      -------     --------     --------      -------
Exchange rate effect on cash ......................................          41         --           --           --           --
                                                                        -------      -------     --------     --------      -------
Increase (Decrease) in Cash and Cash Equivalents ..................      61,078        3,300       (3,284)      (5,027)       8,437
Cash and Cash Equivalents at Beginning of Period ..................       1,157        4,441        4,441        9,468        1,031
                                                                        -------      -------     --------     --------      -------
Cash and Cash Equivalents at End of Period ........................    $ 62,235     $  7,741     $  1,157     $  4,441     $  9,468
                                                                       ========     ========     ========     ========     ========
Cash Paid For:
   Interest .......................................................    $   --       $   --           --       $     29     $     36
   Income taxes ...................................................    $   --       $   --       $  2,260     $  3,191     $    130
Noncash Activities (Note 3):
   Fair value of assets of acquired company .......................    $   --       $   --       $  5,068     $   --       $   --
   Cash paid for acquired company .................................        --           --         (5,013)        --           --
                                                                        -------      -------     --------     --------      -------
   Liabilities assumed of acquired company ........................    $   --       $   --       $     55     $   --       $   --
                                                                       ========     ========     ========     ========     ========
   Conversions of subordinated obligations (Note 6) ...............    $  3,755     $  3,110     $  7,887     $ 21,808     $    150
                                                                       ========     ========     ========     ========     ========
   Cancellation of note receivable and application to
     purchase of property .........................................    $   --       $   --       $   --       $   --       $    633
                                                                       ========     ========     ========     ========     ========



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           THERMO CARDIOSYSTEMS INC.
               CONSOLIDATED STATEMENT OF SHAREHOLDERS' INVESTMENT
                                 (In thousands)

                                                                                                                    NET
                                                        COMMON                                                   UNREALIZED
                                                        STOCK,    CAPITAL IN                        CUMULATIVE   GAIN (LOSS) ON
                                                       $.10 PAR    EXCESS OF   RETAINED  TREASURY  TRANSLATION  AVAILABLE-FOR-SALE
                                                         VALUE     PAR VALUE   EARNINGS   STOCK     ADJUSTMENT   INVESTMENTS
                                                         -----     ---------   --------   -----     ----------   -----------
Balance January 1, 1994 .............................  $  2,485   $ 58,136    $  6,899    $     (6)   $   --     $   --
Net income ..........................................     5,687
Issuance of stock under employees' and
  directors' stock plans ............................        24        578        --        (1,083)       --         --
Conversions of subordinated convertible
  obligations (Note 6) ..............................         2        148        --          --          --         --
Transfers to Thermo Electron from International
  Technidyne ........................................      --         --        (3,299)       --          --         --
Effect of change in accounting principle (Note 2) ...      --         --          --          --          --        1,038
Change in net unrealized gain (loss) on
  available-for- sale investments ...................      --         --          --          --          --       (2,227)
                                                        -------    -------    --------    --------    --------   --------
Balance December 31, 1994 ...........................     2,511     58,862       9,287      (1,089)       --       (1,189)
Net income ..........................................    11,135       --          --          --
Issuance of stock under employees' and
  directors' stock plans ............................        22        522        --        (1,097)       --         --
Conversions of subordinated convertible
  obligations (Note 6) ..............................       103     21,406        --          --          --         --
Transfers to Thermo Electron from International
  Technidyne ........................................      --         --        (2,158)       --          --         --
Tax benefit related to employees' and directors'
  stock plans .......................................      --        3,335        --          --          --         --
Change in net unrealized gain (loss) on
  available-for- sale investments ...................      --         --          --          --          --        1,766
                                                        -------    -------    --------    --------    --------   --------
Balance December 30, 1995 ...........................     2,636     84,125      18,264      (2,186)       --          577
Net income ..........................................                           10,030
Issuance of stock under employees' and
  directors' stock plans ............................         9        452        --        (1,003)       --         --
Conversions of subordinated convertible
  obligations (Note 6) ..............................        54      7,791        --          --          --         --
Transfers to Thermo Electron from International
  Technidyne ........................................      --         --        (5,567)       --          --         --
Tax benefit related to employees' and directors'
  stock plans .......................................      --        2,190        --          --          --         --
Change in net unrealized gain (loss) on
  available-for- sale investments ...................      --         --          --          --          --         (618)
Purchase of Company common stock ....................      --         --          --        (5,665)       --         --
Effect of three-for-two stock split .................     1,324     (1,324)       --          --          --         --
                                                        -------    -------    --------    --------    --------   --------
Balance December 28, 1996 ...........................     4,023     93,234      22,727      (8,854)       --          (41)
                                                                              (UNAUDITED)
Net income ..........................................                            4,097
Issuance of stock under employees' and
  directors' stock plans ............................         3        214        --            99        --         --
Conversions of subordinated convertible
  obligations (Note 6) ..............................        26      3,726        --          --          --         --
Transfers from Thermo Electron to International
  Technidyne ........................................      --         --           350        --          --         --
Change in net unrealized gain (loss) on
  available-for- sale investments ...................      --         --          --          --          --           36
Purchase of Company common stock ....................      --         --          --       (31,724)       --         --
Translation adjustment ..............................      --         --          --          --            29       --
                                                        -------    -------    --------    --------    --------   --------
Balance June 28, 1997 ...............................  $  4,052   $ 97,174    $ 27,174    $(40,479)   $     29   $     (5)
                                                       ========   ========    ========    ========    ========   ========



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           THERMO CARDIOSYSTEMS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 NATURE OF OPERATIONS

    Thermo Cardiosystems Inc. (the Company) is a leader in the research, development, and manufacture of implantable left ventricular-assist systems
(LVAS). Its HeartMate(R) devices are designed to perform substantially all or part of the pumping function of the left ventricle of the natural heart for patients suffering from cardiovascular disease. The Company's International Technidyne Corporation (International Technidyne) subsidiary is a leading manufacturer of near-patient, whole- blood coagulation testing equipment and related disposables. International Technidyne also manufactures premium-quality, single-use, skin-incision devices.

 RELATIONSHIP WITH THERMEDICS INC. AND THERMO ELECTRON CORPORATION

    The Company was incorporated in 1988 as a wholly owned subsidiary of Thermedics Inc. (Thermedics). Prior to that time, the business was conducted as a division of Thermedics. Thermedics is a 55%-owned subsidiary of Thermo Electron Corporation (Thermo Electron). As of December 28, 1996, Thermedics and Thermo Electron owned a total of 23,159,595 shares of the Company's common stock, representing 58% of such stock outstanding (as adjusted to reflect the issuance of 3,355,705 shares of the Company's common stock to Thermo Electron for the acquisition of International Technidyne (Note 12)).

 PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

 FISCAL YEAR

    The Company has adopted a fiscal year ending the Saturday  nearest  December
31. References to 1996, 1995, and 1994 are for the fiscal years ended December 28, 1996, December 30, 1995, and December 31, 1994, respectively.

 CASH AND CASH EQUIVALENTS

    As of December 28, 1996, $1,018,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of U.S. government agency securities, corporate notes, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Cash equivalents are carried at cost, which approximates market value.

 INVENTORIES

    Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

                                                        1996              1995
                                                        ----              ----
                                                             (IN THOUSANDS)
Raw materials ..........................             $ 9,111             $ 4,603
Work in process ........................               3,043               3,436
Finished goods .........................               1,716               1,796
                                                       -----               -----
                                                     $13,870             $ 9,835
                                                     =======             =======

                           THERMO CARDIOSYSTEMS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

 PROPERTY, PLANT, AND EQUIPMENT

    The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property, as follows: buildings, 15 and 31.5 years; machinery and equipment, five to ten years, and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:


                                                              1996        1995
                                                              ----        ----
                                                               (IN THOUSANDS)
Land and buildings .....................................     $ 2,786     $ 2,786
Machinery, equipment, and leasehold improvements .......      13,048      10,630
                                                              ------      ------
                                                              15,834      13,416
Less: Accumulated depreciation and amortization ........       7,334       5,518
                                                               -----       -----
                                                             $ 8,500     $ 7,898
                                                             =======     =======

 OTHER ASSETS

    Other assets in the accompanying consolidated balance sheet include the cost of acquired patents and trademarks. These assets are being amortized using the straight-line method over their estimated useful lives, which range from 17 to 40 years. These assets were $461,000 and $360,000, net of accumulated amortization of $130,000 and $106,000, at year-end 1996 and 1995, respectively.

 REVENUE RECOGNITION

    The Company recognizes revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty costs at the time of shipment.

 STOCK-BASED COMPENSATION PLANS

    The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 4). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

 INCOME TAXES

In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

 EARNINGS PER SHARE

    Earnings per share have been computed based upon the weighted average number of shares outstanding during the year. Weighted average shares in 1995 and 1994 includes the effect of common stock equivalents, which represents the assumed conversion of the Company's noninterest-bearing

                           THERMO CARDIOSYSTEMS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

subordinated convertible obligations and the assumed exercise of stock options and warrants that were computed using the treasury stock method. Weighted average shares in 1996 does not include the effect of common stock equivalents as the effect on earnings per share would be immaterial.

 STOCK SPLIT

    All share and per share information, except for share information in the accompanying 1995 balance sheet, has been restated to reflect a three-for-two stock split effected in the form of a 50% stock dividend, distributed in May 1996.

 FOREIGN CURRENCY

    All assets and liabilities of the Company's foreign subsidiary are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for each of the three years presented.

 USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 PRESENTATION

    The historical information for all periods presented has been restated to reflect the May 2, 1997, acquisition of International Technidyne (Note 12).
Because the Company and International Technidyne were deemed for accounting purposes to be under control of their common majority owner, Thermo Electron, the transaction has been accounted for at historical cost in a manner similar to a pooling-of-interests.

 INTERIM FINANCIAL STATEMENTS

    The financial statements as of June 28, 1997, and for the six-month periods ended June 28, 1997, and June 29, 1996, are unaudited but, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the six-month period ended June 28, 1997, are not necessarily indicative of the results to be expected for the entire year.

2. AVAILABLE-FOR-SALE INVESTMENTS

    Effective January 2, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with SFAS No. 115, the Company's debt and marketable equity securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded currently as a component of shareholders' investment titled "Net unrealized gain (loss) on available-for-sale investments." Effect of change in accounting principle in the accompanying 1994 statement of shareholders' investment represents the unrealized gain, net of related tax effects, pertaining to available-for-sale investments held by the Company on January 2, 1994.

                           THERMO CARDIOSYSTEMS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


2. AVAILABLE-FOR-SALE INVESTMENTS -- (CONTINUED)

    The aggregate market value, cost basis, and gross unrealized gains and losses of short- and long-term available-for-sale investments by major security type, as of December 28, 1996, and December 30, 1995, are as follows:

                                                              GROSS       GROSS
                                       MARKET     COST      UNREALIZED  UNREALIZED
                                       VALUE      BASIS       GAINS      LOSSES
                                       -----      -----       -----      ------
                                                  (IN THOUSANDS)
1996
Government agency securities .....    $76,901    $76,917    $  --       $   (16)
Corporate bonds ..................      1,014      1,006          8        --
Other ............................      2,460      2,517       --           (57)
                                      -------    -------    -------     -------
                                      $80,375    $80,440    $     8     $   (73)
                                      =======    =======    =======     =======
1995
Government agency securities .....    $83,906    $83,035    $   948     $   (77)
Corporate bonds ..................      1,028      1,010         18        --
Other ............................      1,142      1,142       --          --
                                      -------    -------    -------     -------
                                      $86,076    $85,187    $   966     $   (77)
                                      =======    =======    =======     =======

    Short- and long-term available-for-sale investments in the accompanying 1996 balance sheet include $45,459,000 with contractual maturities of one year or less, $34,067,000 with contractual maturities of more than one year through five years, and $849,000 with contractual maturities of more than five years. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call options that enable either the Company, the issuer, or both to redeem these securities at an earlier date.

    The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains recorded in the accompanying statement of income. Gain on sale of investments, net, resulted from gross realized gains of $1,040,000 and $439,000 and gross realized losses of $121,000 and $18,000 in 1996 and 1995, respectively, and gross realized gains of $97,000 in 1994, relating to the sale of available-for-sale investments.

3. ACQUISITION

    In December 1996, the Company acquired substantially all of the assets, subject to certain liabilities, of Nimbus Medical, Inc. (Nimbus), a research and development organization, specializing in ventricular-assist devices and total artificial hearts, for $5,013,000 in cash. Nimbus is engaged strictly in research and development activities and, through its acquisition date, had not completed development of any commercial products for which it retains ownership rights. Nimbus' assets acquired by the Company included certain technology in development. The feasibility of the technology in development had not been conclusively established at the acquisition date and such technology had no future use other than in potential future generations of heart-assist devices or in total artificial hearts. In connection with the acquisition of Nimbus, the Company wrote off $4,909,000, which represents the portion of the purchase price allocated to technology in development based on estimated replacement cost.

    This acquisition has been accounted for using the purchase method of accounting and its results of operations have been included in the accompanying financial statements from the date of acquisition. Pro forma data is not presented since this acquisition was not material to the Company's results of operations.

                           THERMO CARDIOSYSTEMS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


4. EMPLOYEE BENEFIT PLANS

 STOCK-BASED COMPENSATION PLANS

    Stock Option Plans

    The Company has stock-based compensation plans for its key employees, directors, and others. Two of these plans, adopted in 1988, permit the grant of nonqualified and incentive stock options. A third plan, adopted in 1994, permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. To date, only nonqualified stock options have been awarded under this plan. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a five to ten year period, depending on the term of the option, which may range from seven to twelve years. Nonqualified options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan, adopted in 1991, that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and expire three or seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermedics and Thermo Electron.

    Employee Stock Purchase Program

    Substantially all of the Company's full-time employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron. Under this program, shares of the Company's and Thermo Electron's common stock can be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, the applicable shares of common stock could be purchased at 85% of the fair market value at the beginning of the period, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. During 1996, 1995, and 1994, the Company issued 3,469 shares, 7,881 shares, and 7,395 shares, respectively, of its common stock under this program.

 PRO FORMA STOCK-BASED COMPENSATION EXPENSE

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards in 1996 and 1995 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income and earnings per share would have been as follows:

                                                      1996                 1995
                                                      ----                 ----
                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net income:
  As reported ..........................           $   5,358           $   6,925
  Pro forma ............................               4,823               6,795
Earnings per share:
  As reported ..........................                 .15                 .19
  Pro forma ............................                 .13                 .18

                           THERMO CARDIOSYSTEMS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. EMPLOYEE BENEFIT PLANS -- (CONTINUED)

    Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.

    The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                        1996             1995
                                                        ----             ----
Volatility .....................................           50%             50%
Risk-free interest rate ........................          6.2%            6.0%
Expected life of options .......................       6.6 years       4.7 years

    The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

 STOCK OPTION ACTIVITY

    A summary of the Company's stock option activity is as follows:

                                                                1996               1995                1994
                                                        -------------------   ------------------  -------------------
                                                                   WEIGHTED            WEIGHTED             RANGE OF
                                                                    AVERAGE            AVERAGE               OPTION
                                                        NUMBER      EXERCISE  NUMBER  EXERCISE   NUMBER      PRICES
                                                       OF SHARES     PRICE  OF SHARES   PRICE   OF SHARES   PER SHARE
                                                       ---------     -----  ---------   -----   ---------   ---------
                                                                              (SHARES IN THOUSANDS)
Options outstanding, beginning of year ...............    1,137    $   9.84   1,458    $  6.05   1,730   $ 1.15 -  12.12
   Granted ...........................................      189       32.90     121      28.34     144    10.63 -  14.19
   Exercised .........................................     (179)       3.67    (429)      2.13    (385)    1.15 -   5.93
   Forfeited .........................................      (17)      15.55     (13)     11.03     (31)    1.15 -  12.12
                                                         ------    --------   -----    -------   -----   ---------------
Options outstanding, end of year .....................    1,130    $  14.59   1,137    $  9.84   1,458   $ 1.15 - $14.19
                                                         ======    ========   =====    =======   =====   ===============
Options exercisable ..................................    1,130    $  14.59   1,137    $  9.84   1,455   $ 1.15 - $14.19
                                                         ======    ========   =====    =======   =====   ===============
Options available for grant ..........................      453                 625                733
                                                         ======               =====              =====
Weighted average fair value per share of
  options granted during year ........................             $  18.23            $ 14.02
                                                                   ========            =======



A summary of the status of the Company's stock options at December 28, 1996, is as follows:

                                    OPTIONS OUTSTANDING AND EXERCISABLE
                                    -----------------------------------
                                               WEIGHTED           WEIGHTED
                                NUMBER     AVERAGE REMAINING      AVERAGE
RANGE OF EXERCISE PRICES      OF SHARES    CONTRACTUAL LIFE    EXERCISE PRICE
------------------------      ---------    ----------------    --------------
                                             (SHARES IN THOUSANDS)
$ 1.15 - $13.10 ............      822          5.6 years           $ 8.42
  3.11 -  25.06 ............       23          4.2 years            19.02
 25.07 -  37.01 ............      224          8.9 years            28.59
 37.02 -  48.97 ............       61          5.4 years            44.46
                                -----
$ 1.15 - $48.97 ............    1,130          6.2 years           $14.59
                                =====

                           THERMO CARDIOSYSTEMS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


4. EMPLOYEE BENEFIT PLANS -- (CONTINUED)

 401(K) SAVINGS PLAN

    Substantially all of the Company's full-time employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to the plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $459,000, $413,000, and $260,000 in 1996, 1995, and 1994,
respectively.

5. INCOME TAXES

    The components of income before provision for income taxes are as follows:

                                                 1996         1995         1994
                                                 ----         ----         ----
                                                         (IN THOUSANDS)
Domestic ..............................        $16,081       $16,414      $9,059
Foreign ...............................            275         --           --
                                               -------       -------      ------
                                               $16,356       $16,414      $9,059
                                               =======       =======      ======

    The components of the provision for income taxes are as follows:

                                                 1996         1995         1994
                                                 ----         ----         ----
                                                          (IN THOUSANDS)
Currently payable:
  Federal ............................         $ 7,440      $  6,333    $  2,734
  State ..............................             724           721         524
                                               -------       -------      ------
                                                 8,164         7,054       3,258
                                               -------       -------      ------
 Net deferred (prepaid):
  Federal ............................          (2,115)       (1,697)         69
  State ..............................             277           (78)         45
                                               -------       -------      ------
                                                (1,838)       (1,775)        114
                                               -------       -------      ------
                                               $ 6,326      $  5,279      $3,372
                                               =======      ========      ======

    The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the Company's common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $2,190,000 and $3,335,000 of such benefits that have been allocated to capital in excess of par value in 1996 and 1995, respectively.

    The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes due to the following:

                                                 1996         1995         1994
                                                 ----         ----         ----
                                                          (IN THOUSANDS)
Provision for income taxes at statutory
  rate .....................................    $5,561      $ 5,581      $ 3,080
Increases (decreases) resulting from:
  State income taxes, net of federal tax
   benefit .................................       660          424          375
  Foreign sales corporation benefit ........      (111)        (103)         (87)
  Reversal of valuation allowance ..........      --           (725)        --
  Other ....................................       216          102            4
                                               -------       -------      ------
                                                $6,326      $ 5,279      $ 3,372
                                                ======      =======      =======

                           THERMO CARDIOSYSTEMS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


5. INCOME TAXES -- (CONTINUED)

    The Company's valuation allowance was reversed in 1995 as a result of reduced uncertainty surrounding the realization of future tax benefits. The portion of the reduction in the valuation allowance that related to stock options was recorded as an increase to capital in excess of par value.

    Short- and long-term prepaid income taxes in the accompanying balance sheet consist of the following:

                                                                1996       1995
                                                                ----       ----
                                                                (IN THOUSANDS)
Prepaid income taxes:
  State tax loss and credit carryforwards ...............      $  434    $   868
  Available-for-sale investments ........................         360         20
  Inventory basis difference ............................       1,314        974
  Depreciation and amortization .........................         958      1,082
  Accrued compensation ..................................         277        220
  Allowance for doubtful accounts .......................         189        123
  Reserves and accruals .................................       1,136      1,017
  Write-off of acquired technology (Note 3) .............       1,865       --
  Other, net ............................................          44        102
                                                               ------     ------
                                                               $6,577     $4,406
                                                               ======     ======

    A provision has not been made for U.S. or additional foreign taxes on $181,000 of undistributed earnings of the Company's U.K. subsidiary that could be subject to taxation if remitted to the U.S. because the Company currently plans to keep this amount permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S.
foreign tax credits.

6. SUBORDINATED CONVERTIBLE OBLIGATIONS

    In January 1994, the Company issued and sold at par value $33,000,000 principal amount of noninterest-bearing subordinated convertible debentures due January 1997. The debentures are convertible into shares of the Company's common stock at a conversion price of $14.49 per share.

    During  1996,  1995,  and  1994,  $7,887,000,   $21,808,000,  and  $150,000,
respectively, of subordinated convertible debentures were converted into 544,168 shares, 1,541,976 shares, and 22,783 shares, respectively, of the Company's common stock.

    In January 1997, all of the remaining principal amount of the debentures was converted into common stock of the Company.

    The Company's convertible obligations are guaranteed on a subordinated basis by Thermo Electron. Thermedics has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee.

    See Note 10 for the fair value information pertaining to the Company's subordinated convertible obligations.

                           THERMO CARDIOSYSTEMS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


7. RELATED-PARTY TRANSACTIONS

 CORPORATE SERVICES AGREEMENT

    The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 1.0% of the Company's revenues. The Company paid an annual fee equal to 1.20% and 1.25% of the Company's revenues in 1995 and 1994, respectively. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). In addition, the Company uses data processing services of a majority-owned subsidiary of Thermo Electron, and accounting, personnel, and administrative services of Thermedics. For these services, as well as the administrative services provided by Thermo Electron, the Company was charged $958,000, $865,000, and $726,000 in 1996, 1995, and 1994, respectively. Management believes that the service fees charged by Thermo Electron, its majority-owned subsidiary, and Thermedics are reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

 OPERATING LEASES

    The Company subleases office and research facilities from Thermedics and is charged for actual square footage occupied at approximately the same rent paid per square foot by Thermedics under its prime lease. This sublease expires in February 1999. The accompanying statement of income includes expenses from the sublease of $116,000, $134,000, and $140,000 in 1996, 1995, and 1994,
respectively. Currently, the cost of the area occupied by the Company is $116,000 per year.

    The Company leases office space on a month-to-month basis from an affiliate which is controlled by Thermo Electron. The accompanying statement of income includes expenses from this lease of $8,000, $17,000, and $18,000 in 1996, 1995, and 1994, respectively.

    Subsequent to year-end 1996, the Company subleased office and research facilities from Thermedics Detection Inc. (Thermedics Detection), a majority-owned subsidiary of Thermedics, under a two-year sublease agreement. The cost of the area occupied by the Company will be $40,000 in 1997 and $44,000 in 1998.

 REPURCHASE AGREEMENT

    The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

8. COMMITMENT AND CONTINGENCY

 OPERATING LEASE

    In addition to the operating leases described in Note 7, the Company leases manufacturing, office, and research facilities under two operating lease agreements expiring in 1999 and 2000. Future minimum payments due under these leases at December 28, 1996, are $299,000 in 1997; $311,000 in 1998; $215,000 in
1999; and $107,000 in 2000. Total future minimum lease payments are $932,000.

                           THERMO CARDIOSYSTEMS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



8. COMMITMENT AND CONTINGENCY -- (CONTINUED)

 CONTINGENCY

    The Company has received correspondence alleging that the textured surface of the LVAS housing infringed the intellectual property rights of another party. In general, an owner of intellectual property can prevent others from using such property without a license and is entitled to damages for unauthorized past usage. The Company has investigated the bases of the allegation and, based on the opinion of its counsel, believes that if the Company were sued on these bases, it would have meritorious defenses.

9. STOCK PURCHASE WARRANT AND COMMON STOCK

    In May 1993, in connection with an agreement to develop a material to be used in the Company's LVAS, the Company granted to a third party the right to purchase from the Company 60,000 shares of the Company's common stock at a price of $5.83 per share, which was the fair market value of the Company's common stock on the date of grant. This warrant is exercisable immediately and expires ten years after the date of grant.

    At December 28, 1996, the Company had reserved 2,161,838 unissued shares of its common stock for possible issuance under stock-based compensation plans, possible conversion of its outstanding subordinated convertible obligations, and possible issuance under the stock purchase warrant.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist mainly of cash and cash equivalents, available-for- sale investments, accounts receivable, accounts payable, due to parent company and Thermo Electron Corporation, and current and long-term subordinated convertible obligations. The carrying amounts of these financial instruments, with the exception of available-for-sale investments and current and long-term subordinated convertible obligations, approximates fair value due to their short-term nature.

    Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments.

    The fair value of the Company's subordinated convertible obligations was determined based on quoted market prices. The carrying amount and fair value of the Company's subordinated convertible obligations are as follows:

                                                        1996                 1995
                                                 ------------------   -----------------
                                                 CARRYING     FAIR    CARRYING    FAIR
                                                  AMOUNT     VALUE     AMOUNT     VALUE
                                                  ------     -----     ------     -----
                                                              (IN THOUSANDS)
Subordinated convertible obligations .....     $ 3,755    $ 7,435  $11,642    $41,489

    The fair value of subordinated convertible obligations at December 28, 1996, and December 30, 1995, exceeds the carrying amount primarily due to the market price of the Company's common stock exceeding the conversion price of the subordinated convertible obligations.

11. SIGNIFICANT CUSTOMER, EXPORT SALES, AND CONCENTRATIONS OF RISK

 SIGNIFICANT CUSTOMER

    Sales to one customer accounted for 23%, 25%, and 29% of the Company's total revenues in 1996, 1995, and 1994, respectively.

                           THERMO CARDIOSYSTEMS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


11. SIGNIFICANT CUSTOMER, EXPORT SALES, AND CONCENTRATIONS OF RISK --
   (CONTINUED)

 EXPORT SALES

    Export revenues to Europe accounted for 10%, 11%, and 15% of the Company's total revenues in 1996, 1995, and 1994, respectively. Export revenues to other countries accounted for 8%, 7%, and 10% of the Company's total revenues in 1996, 1995, and 1994, respectively.

 CONCENTRATIONS OF RISK

    Certain raw materials used in the manufacture of the Company's LVAS are available from only one or two suppliers. The Company is making efforts to minimize the risks associated with sole sources and ensure long-term availability, including qualifying alternative materials and components or developing alternative sources for materials or components supplied by a single source. Although the Company believes that it has adequate supplies of materials and components to meet demand for the LVAS for the foreseeable future, no assurance can be given that the Company will not experience shortages of certain materials or components in the future that could delay shipments of the LVAS.

    The Company sells its products to customers in the healthcare industry. The Company does not normally require collateral or other security to support its accounts receivable. Management does not believe that this concentration of credit risk has, or will have, a significant negative impact on the Company.

12. SUBSEQUENT EVENTS

ACQUISITION

    On May 2, 1997, the Company acquired International Technidyne from Thermo Electron in exchange for the right to receive 3,355,705 shares of the Company's common stock. International Technidyne is a leading manufacturer of near-patient, whole-blood coagulation testing equipment and related disposables and also manufactures premium-quality, single-use, skin-incision devices.

    Because the Company and International Technidyne were deemed for accounting purposes to be under control of their common majority owner, Thermo Electron, the transaction has been accounted for at historical cost in a manner similar to a pooling-of-interests. Accordingly, all historical financial information presented has been restated to include the acquisition of International Technidyne. The 3,355,705 shares of the Company's common stock issuable in the merger will not be issued until the listing of such shares for trading upon American Stock Exchange has been approved by the Company's shareholders. Because Thermedics is the majority shareholder and intends to vote its shares in favor of such listing, the approval is assured and, therefore, the shares are considered to be outstanding as of January 2, 1994, for purposes of computing weighted average shares.

    Revenues and net income, as previously reported by the separate entities prior to the acquisition and as restated for the combined Company, are as follows:

                                                1996         1995         1994
                                                ----         ----         ----
                                                        (IN THOUSANDS)
Revenues:
  Historical                                   $29,970      $20,593      $10,409
  International Technidyne                      33,992       32,287       28,642
                                                ------       ------       ------
                                               $63,962      $52,880      $39,051
                                               =======      =======      =======
Net Income:
  Historical                                   $ 5,358      $ 6,925      $ 1,899
  International Technidyne                       4,672        4,210        3,788
                                                 -----        -----        -----
                                               $10,030      $11,135      $ 5,687
                                               =======      =======      =======


                           THERMO CARDIOSYSTEMS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


12. SUBSEQUENT EVENTS -- (CONTINUED)

 ISSUANCE OF SUBORDINATED CONVERTIBLE DEBENTURES

    On May 9, 1997, the Company issued and sold at par $70,000,000 principal amount of 4 3/4% subordinated convertible debentures due 2004 for net proceeds of approximately $68,100,000. The debentures are convertible into shares of the Company's common stock at a conversion price of $31.415 per share and are guaranteed on a subordinated basis by Thermo Electron Corporation.

13. UNAUDITED QUARTERLY INFORMATION

                                                  FIRST     SECOND     THIRD    FOURTH(A)
                                                  -----     ------     -----    ---------
                                                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
1996
----
Revenues                                         $15,405    $15,893   $16,084    $16,580
Gross profit                                       8,896      9,501     9,787      8,646
Net income (loss)                                  3,431      3,573     3,962       (936)
Earnings (loss) per share                            .08        .09       .10       (.02)

1995                                               FIRST    SECOND     THIRD      FOURTH
----                                               -----    ------     -----      ------
Revenues                                         $12,214    $14,228   $12,971    $13,467
Gross profit                                       6,691      8,377     7,594      7,763
Net income                                         1,774      2,895     3,046      3,420
Earnings per share                                   .04        .07       .07        .08



(a) Includes a write-off of $4,909,000 of acquired technology.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO INTERNATIONAL TECHNIDYNE CORPORATION:

    We have audited the accompanying consolidated balance sheet of International Technidyne Corporation (a Delaware corporation and 100%-owned subsidiary of Thermo Electron Corporation) and subsidiary as of December 28, 1996 and December 30, 1995, and the related consolidated statements of income, parent company investment, and cash flows for each of the three years in the period ended December 28, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Technidyne Corporation and subsidiary as of December 28, 1996 and December 30, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles.





                                         ARTHUR ANDERSEN LLP




Boston,  Massachusetts
February 5, 1997 (except with
respect to Note 7 as to which
the date is May 9, 1997)

                      INTERNATIONAL TECHNIDYNE CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                                 (In thousands)


                                                                                         1996      1995      1994
                                                                                         ----      ----      ----
  Revenues (Note 6) ...............................................................     $33,992   $32,287   $28,642
                                                                                        -------   -------   -------
  Costs and Operating Expenses:
      Cost of revenues ............................................................      14,680    13,645    11,731
      Selling, general, and administrative expenses (Note 4) ......................       8,067     8,018     7,079
      Expenses for research and development .......................................       3,659     3,787     3,698
                                                                                        -------   -------   -------
                                                                                         26,406    25,450    22,508
                                                                                        -------   -------   -------
  Income Before Provision for Income Taxes ........................................       7,586     6,837     6,134
  Provision for Income Taxes (Note 3) .............................................       2,914     2,627     2,346
                                                                                        -------   -------   -------
  Net Income ......................................................................     $ 4,672   $ 4,210   $ 3,788
                                                                                        =======   =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      INTERNATIONAL TECHNIDYNE CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                 (In thousands)


                                                                                            1996      1995
                                                                                            ----      ----
                                               ASSETS
Current Assets:
   Cash ...........................................................................        $   127   $    43
   Accounts receivable, less allowances of $262 in 1996 and 1995 ..................          4,047     4,612
   Inventories ....................................................................          3,626     3,686
   Prepaid income taxes (Note 3) ..................................................          1,872     1,839
   Prepaid expenses ...............................................................             43        69
                                                                                             -----     -----
                                                                                             9,715    10,249
                                                                                             -----     -----
Property, Plant, and Equipment, at Cost ...........................................         12,072    10,597
   Less: Accumulated depreciation and amortization ................................          5,252     4,083
                                                                                             -----     -----
 ..................................................................................          6,820     6,514
                                                                                             -----     -----
Prepaid Income Taxes ..............................................................            958     1,082
                                                                                             -----     -----
Other Assets ......................................................................            364       254
                                                                                             -----     -----
                                                                                           $17,857   $18,099
                                                                                           =======   =======
                             LIABILITIES AND PARENT COMPANY INVESTMENT
Current Liabilities:
   Accounts payable ...............................................................        $ 1,655   $ 1,374
   Accrued payroll and employee benefits ..........................................          1,963     1,890
   Accrued warranty expenses ......................................................            700       700
   Other accrued expenses .........................................................          2,357     2,058
                                                                                             -----     -----
                                                                                             6,675     6,022
                                                                                             -----     -----
Commitments and Contingencies (Note 5)
Parent Company Investment .........................................................         11,182    12,077
                                                                                            ------    ------
                                                                                           $17,857   $18,099
                                                                                           =======   =======

   The accompanying notes are an integral part of these consolidated financial statements.

                      INTERNATIONAL TECHNIDYNE CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          (In thousands except in text)


                                                                                         1996      1995      1994
                                                                                         ----      ----      ----
  Operating Activities:
      Net income ..................................................................     $ 4,672   $ 4,210   $ 3,788
      Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation and amortization ............................................       1,307     1,088       872
         Provision for losses on accounts receivable ..............................       --        --           43
         Deferred income tax expense (benefit) ....................................          91      (338)      195
         Other noncash expenses (income) ..........................................          60        36       (20)
         Changes in current accounts:
            Accounts receivable ...................................................         565      (168)     (169)
            Inventories ...........................................................          60    (1,371)      178
            Other current assets ..................................................          26        43       (98)
            Accounts payable ......................................................         281       175      (274)
            Other current liabilities .............................................         372       748       522
                                                                                          -----     -----     -----
  Net cash provided by operating activities .......................................       7,434     4,423     5,037
                                                                                          -----     -----     -----
  Investing Activities:
      Purchases of property, plant, and equipment .................................      (1,649)   (2,284)   (1,737)
      Increase in other assets ....................................................        (134)      (69)      (81)
      Other .......................................................................       --           41        31
                                                                                          -----     -----     -----
  Net cash used in investing activities ...........................................      (1,783)   (2,312)   (1,787)
                                                                                          -----     -----     -----
  Financing Activities:
      Transfers to parent company .................................................      (5,567)   (2,158)   (3,299)
                                                                                          -----     -----     -----
  Increase (Decrease) in Cash .....................................................          84       (47)      (49)
  Cash at Beginning of Year .......................................................          43        90       139
                                                                                          -----     -----     -----
  Cash at End of Year .............................................................     $   127   $    43   $    90
                                                                                        =======   =======   =======

Noncash Activities:

    In 1994, a note receivable of $633,000 was cancelled and applied to the purchase price of a building and land acquired by the Company.








   The accompanying notes are an integral part of these consolidated financial statements.

                      INTERNATIONAL TECHNIDYNE CORPORATION
               CONSOLIDATED STATEMENT OF PARENT COMPANY INVESTMENT
                                 (In thousands)


                                                                                                                PARENT
                                                                                                               COMPANY
                                                                                                              INVESTMENT
                                                                                                              ----------
             Balance January 1, 1994 ............................................................              $  9,536
             Net income .........................................................................                3,788
             Net transfers to parent company ....................................................               (3,299)
                                                                                                                ------
             Balance December 31, 1994 ..........................................................               10,025
             Net income .........................................................................                4,210
             Net transfers to parent company ....................................................               (2,158)
                                                                                                                ------
             Balance December 30, 1995 ..........................................................               12,077
             Net income .........................................................................                4,672
             Net transfers to parent company ....................................................               (5,567)
                                                                                                                ------
             Balance December 28, 1996 ..........................................................              $11,182
                                                                                                               =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      INTERNATIONAL TECHNIDYNE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 NATURE OF OPERATIONS

    International Technidyne Corporation (the Company) is a leading manufacturer of near-patient, whole-blood, coagulation-testing equipment and related disposables and also manufactures single-use, premium-priced, skin-incision devices.

 RELATIONSHIP WITH THERMO ELECTRON CORPORATION

    The Company was incorporated in 1969. In September 1991, the Company was acquired, through a pooling-of-interests transaction, and became a wholly owned subsidiary of Thermo Electron Corporation (Thermo Electron). As of December 28, 1996, Thermo Electron owned 153,700 shares of the Company's common stock, representing 100% of such stock outstanding.

    The accompanying financial statements include the assets, liabilities, income, and expenses of the Company as included in Thermo Electron's consolidated financial statements. The accompanying financial statements do not include Thermo Electron's general corporate debt, which is used to finance operations of all of its respective business segments, or an allocation of Thermo Electron's interest expense. The Company has had positive cash flows from operations for all periods presented.

 PRINCIPLES OF CONSOLIDATION

    The accompanying 1996 financial statements include the accounts of the Company and its wholly owned subsidiary, International Technidyne Corporation, Ltd. All material intercompany accounts and transactions have been eliminated.

 FISCAL YEAR

    The Company has adopted a fiscal year ending the Saturday  nearest  December
31. References to 1996, 1995, and 1994 are for the fiscal years ended December 28, 1996, December 30, 1995, and December 31, 1994, respectively.

 CASH AND CASH EQUIVALENTS

    The cash receipts and disbursements of the Company's domestic operations are combined with other Thermo Electron corporate cash transactions and balances. Therefore, cash of the Company's domestic operations is not included in the accompanying balance sheet.

 INVENTORIES

    Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:



                                                    1996             1995
                                                    ----             ----
                                                        (IN THOUSANDS)

Raw materials ...............................      $ 1,762          $ 1,958
Work in process and finished goods ..........        1,864            1,728
                                                     -----            -----
                                                   $ 3,626          $ 3,686
                                                   =======          =======

                      INTERNATIONAL TECHNIDYNE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

 PROPERTY, PLANT, AND EQUIPMENT

    The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property, as follows: buildings, 15 and 31.5 years; machinery and equipment, 5 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:



                                                              1996        1995
                                                              ----        ----
                                                               (IN THOUSANDS)
Land and buildings ...................................      $  2,786     $  2,786
Machinery, equipment, and leasehold improvements .....         9,286        7,811
                                                               -----        -----
                                                              12,072       10,597
Less: Accumulated depreciation and amortization ......         5,252        4,083
                                                               -----        -----
                                                            $  6,820     $  6,514
                                                            ========     ========

 OTHER ASSETS

    Other assets in the accompanying consolidated balance sheet include the cost of acquired patents and trademarks. These assets are being amortized using the straight-line method over their estimated useful lives, which range from 17 to 40 years. These assets were $461,000 and $360,000, net of accumulated amortization of $130,000 and $106,000 at year-end 1996 and 1995, respectively.

 REVENUE RECOGNITION

    The Company recognizes revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty costs at the time of shipment.

 INCOME TAXES

    The Company and Thermo Electron have a tax allocation agreement under which the Company is included in the consolidated federal and certain state income tax returns filed by Thermo Electron. The agreement provides that in years in which the Company has taxable income, it will pay to Thermo Electron amounts comparable to the taxes the Company would have paid if it had filed separate tax returns.

    In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

CONCENTRATION OF CREDIT RISK

    The Company sells its products to customers in the healthcare industry. The Company does not normally require collateral or other security to support its accounts receivable. Management does not believe that this concentration of credit risk has, or will have, a significant negative impact on the Company.

                      INTERNATIONAL TECHNIDYNE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

 FOREIGN CURRENCY

    All assets and liabilities of the Company's wholly owned subsidiary are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for each of the three years presented.

 USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist mainly of accounts receivable and accounts payable, which approximate fair value due to their short-term nature.

2. EMPLOYEE BENEFIT PLANS

 EMPLOYEE STOCK PURCHASE PROGRAM

    Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase program sponsored by Thermo Electron. Under this program, shares of Thermo Electron common stock can be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, shares of Thermo Electron's common stock could be purchased at the end of a 12-month period at 85% of the fair market value at the beginning of the period, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.

 401(K) SAVINGS PLAN

    Substantially all of the Company's full-time U.S. employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to the plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $267,000, $278,000, and $169,000 in 1996, 1995, and 1994,
respectively.

3. INCOME TAXES

    The components of income before provision for income taxes ARE AS FOLLOWS:

                                                     1996       1995       1994
                                                     ----       ----       ----
                                                           (IN THOUSANDS)
          Domestic ............................     $7,311     $6,837     $6,134
          Foreign .............................        275       --         --
                                                    ------     ------     ------
                                                    $7,586     $6,837     $6,134
                                                    ======     ======     ======

                      INTERNATIONAL TECHNIDYNE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


3. INCOME TAXES -- (CONTINUED)

    The components of income before provision for income taxes ARE AS FOLLOWS:

                                                      1996       1995      1994
                                                      ----       ----      ----
                                                            (IN THOUSANDS)
Currently payable:
   Federal ....................................      $2,221     $2,309    $1,677
   State ......................................         602        656       474
                                                     ------     ------    ------
                                                      2,823      2,965     2,151
                                                     ------     ------    ------
(Prepaid) Deferred:
   Federal ....................................          70       (260)      150
   State ......................................          21        (78)       45
                                                     ------     ------    ------
                                                         91       (338)      195
                                                     ------     ------    ------
                                                     $2,914     $2,627    $2,346
                                                     ======     ======    ======

    The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes due to the following:

                                                    1996       1995      1994
                                                    ----       ----      ----
                                                          (IN THOUSANDS)
Provision for income taxes at statutory rate ..    $2,579     $2,325    $2,086
Increases (decreases) resulting from:
   State income taxes, net of federal tax .....       411        381       343
   Foreign sales corporation benefit ..........      (111)      (103)      (87)
   Nondeductible expenses and other ...........        35         24         4
                                                   ------     ------    ------
                                                   $2,914     $2,627    $2,346
                                                   ======     ======    ======

    Short- and long-term prepaid income taxes in the accompanying balance sheet consist of the following:

                                                          1996             1995
                                                          ----             ----
                                                              (IN THOUSANDS)
Prepaid income taxes:
   Depreciation and amortization ...............         $  958           $1,082
   Reserves and other accruals .................          1,022              934
   Inventory basis difference ..................            831              774
   Other, net ..................................             19              131
                                                         ------           ------
                                                         $2,830           $2,921
                                                         ======           ======

    A provision has not been made for U.S. or additional foreign taxes on $181,000 of undistributed earnings of the Company's U.K. subsidiary that could be subject to taxation if remitted to the U.S. because the Company currently plans to keep this amount permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S.
foreign tax credits.

                      INTERNATIONAL TECHNIDYNE CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


4. RELATED PARTY TRANSACTIONS

 CORPORATE SERVICES AGREEMENT

    The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company paid Thermo Electron annually an amount equal to 1.0%, 1.20%, and 1.25% of the Company's revenues in fiscal 1996, 1995, and 1994, respectively. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For these services, the Company was charged $340,000, $387,000, and $358,000 in 1996, 1995, and 1994, respectively.
Management believes that the service fees charged by Thermo Electron are reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

 RENT EXPENSE

    The Company's wholly owned subsidiary rents office space on a month-to-month basis from an affiliate which is controlled by Thermo Electron. The total rent expense paid to this affiliate was $8,000, $17,000, and $18,000 in 1996, 1995, and 1994, respectively.

5. COMMITMENTS AND CONTINGENCIES

 COMMITMENTS

    Beginning in 1995, the Company has leased manufacturing and office facilities under a lease expiring in 1999. The accompanying statement of income includes expenses from this lease of $188,000 and $13,000 in 1996 and 1995, respectively. Future minimum payments due under this noncancelable operating lease as of December 28, 1996 are $194,000 in 1997; $199,000 in 1998; and
$103,000 in 1999. Total future minimum lease payments are $496,000.

 CONTINGENCIES

    The Company is contingently liable with respect to lawsuits and other matters. In the opinion of management, these contingencies will not have a material effect upon the financial position of the Company or its results of operations.

6. SIGNIFICANT CUSTOMERS AND EXPORT SALES

    Sales to one customer accounted for 43%, 41%, and 40% of the Company's total revenues in 1996, 1995, and 1994, respectively. Export sales to Europe accounted for 12%, 11%, and 12% of the Company's total revenues in 1996, 1995, and 1994, respectively. All other export sales accounted for 11%, 10%, and 11% of the Company's total revenues in 1996, 1995, and 1994, respectively.

7. SUBSEQUENT EVENT

    In March 1997,  Thermo Electron  announced its intent to sell the Company to
Thermo   Cardiosystems   Inc.,   one  of  its  publicly   held,   majority-owned
subsidiaries.

    In May 1997, Thermo Electron agreed to sell the Company to Thermo Cardiosystems.

                                                                      APPENDIX A

                              [CAZENOVE LOGO)

                           CAZENOVE INCORPORATED
                        1177 AVENUE OF THE AMERICAS
                           NEW YORK, N.Y. 10036
            TELEPHONE: (212) 376-1225 FACSIMILE: (212) 376-5387
                      MEMBER: PACIFIC STOCK EXCHANGE

Board of Directors
THERMO CARDIOSYSTEMS INC.
470 Wildwood Street
P.O. Box 2697
Woburn, MA 01888-2697

                                                                     May 2, 1997

Dear Sirs,

    We understand that Thermo Cardiosystems Inc. (the "Company") proposes to engage in a transaction (the "Transaction") with Thermo Electron Corporation ("Thermo"), an affiliate of the Company, pursuant to which the Company will acquire the outstanding capital stock of International Technidyne Corporation ("ITC"), a wholly-owned subsidiary of Thermo, in consideration of the payment of 3,355,705 shares of common stock, $0.10 par value, of the Company valued on March 29, 1997 at $75,000,000, subject to adjustment as described in the Agreement and Plan of Reorganization (the "Acquisition Agreement").

    The terms of the proposed Transaction are to be set forth in the Acquisition Agreement between the Company and Thermo. We have been provided with and have reviewed a proposed form of the Acquisition Agreement dated April 29, 1997. We have assumed for the purposes of this opinion that the Acquisition Agreement in the form executed by the parties will not differ from such proposed form in any material respect.

    You have asked us to advise you with respect to whether or not the consideration to be paid by the Company for the outstanding capital stock of ITC in connection with the proposed Transaction is fair, from a financial point of view, to the Company. With respect to such opinion, we have, among other things:

    (i)  reviewed the proposed form of the Acquisition Agreement;

    (ii) reviewed certain historical and prospective financial, operating and other information furnished to us by ITC and Thermo concerning ITC;

    (iii)met with the senior management of ITC to discuss the business and operations of ITC, as well as the prospects for the industry;

    (iv) visited the principal operations and facilities of ITC;

    (v) reviewed publicly available financial and market data for public companies which we deemed comparable to ITC;

    (vi) reviewed the financial terms of recent business combinations deemed comparable by us for which information was publicly available; and

    (vii)conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    We have, in the past, provided financing and financial advisory services to Thermo and have received fees for rendering such services.

    In rendering our opinion we have relied upon and assumed the accuracy, genuineness, completeness and fairness of the financial and other information provided by the Company or otherwise made available to us and have not attempted independently to verify such information. We have relied upon the assurances of the managements of the Company and Thermo that they are not aware of any information or facts that would make the information provided to us misleading. We have not made an independent evaluation or appraisal of any particular asset, nor have we been furnished with such appraisals, and express no opinion regarding ITC's liquidation value. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

    It is understood that our opinion has been prepared solely for the confidential use of the Board of Directors of the Company. This letter, except as otherwise required by law, is not to be reproduced, summarized, described, quoted, referred to, or given to any other person, except Thermo, or made available, in whole or in part, in any registration statement, prospectus, proxy statement, or in any other written document used in connection with the proposed Transaction, nor shall this letter be used for any other purpose without our prior written consent.

    Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be paid by the Company for ITC in connection with the proposed Transaction is fair, from a financial point of view, to the Company.

Yours faithfully,

CAZENOVE INCORPORATED

                                 FORM OF PROXY

                           THERMO CARDIOSYSTEMS INC.

     PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER __, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints John N. Hatsopoulos, Victor L. Poirier and Melissa F. Riordan, or any one of them in the absence of others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Special Meeting of the Stockholders of Thermo Cardiosystems Inc., a Massachusetts corporation (the "Company"), to be held on ________, November __, 1997, at 10:00 a.m. at Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02254, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on October __, 1997, with all of the powers the undersigned would possess if personally present at such meeting:

           (IMPORTANT = TO BE SIGNED AND DATED ON THE REVERSE SIDE.)






                     PLEASE DATE, SIGN AND MAIL YOUR PROXY
                         CARD BACK AS SOON AS POSSIBLE!

                        SPECIAL MEETING OF STOCKHOLDERS
                           THERMO CARDIOSYSTEMS INC.

                               NOVEMBER __, 1997







         Approve management proposal to list 3,355,705 shares of common stock, to be issued in connection with an acquisition, on the American Stock Exchange, Inc.

          FOR [ ]             AGAINST [ ]              ABSTAIN [ ]


         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL SET FORTH ABOVE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

         Copies of the Notice of the Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature(s)_____________________________________ Date _________________________

Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.